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TABLE OF CONTENTS1
TABLE OF CONTENTS2

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-214459

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale thereof is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 12, 2016

PROSPECTUS SUPPLEMENT
(To Prospectus dated December 2, 2016)

$

            % Fixed-to-Floating Rate Senior Notes due                        , 2026

        Old Second Bancorp, Inc. is offering $         million aggregate principal amount of its        % fixed-to-floating rate senior notes due                        , 2026, which we refer to as the "Notes." The Notes will mature on                        , 2026 and, unless previously redeemed as described herein, will bear interest (i) from, and including,                        , 2016 to, but excluding,                         , 2021 at a fixed rate of        % per year, and (ii) from, and including,                        , 2021 to, but excluding, the stated maturity date (or earlier redemption date), at an annual floating rate equal to the then current three-month LIBOR, as determined quarterly for the applicable interest reset period, plus                basis points (        %). Up to, but not including                        , 2021, we will pay interest on the Notes on                                    and                         of each year, commencing on                        , 2017. From and including                        , 2021 through the stated maturity date or any earlier redemption date, we will pay interest on the Notes on                         ,                         ,                         and                         of each year. See "Description of the Notes—Interest Rate and Interest Payment Dates" in this prospectus supplement.

        Subject to the prior approval of the Board of Governors of the Federal Reserve System, which we refer to as the "Federal Reserve," to the extent that such approval is required, we may redeem the Notes, in whole or in part, on                        , 2021 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus any accrued and unpaid interest to, but excluding, the redemption date, or at any time, in whole but not in part, if a change or prospective change in law occurs that could prevent us from deducting interest payable on the Notes for U.S. federal income tax purposes. The Notes will not be convertible or exchangeable.

        The Notes will be senior unsecured obligations of ours and will rank equally with any of our future senior unsecured indebtedness and senior in right of payment to all of our existing or future obligations that are by their terms expressly subordinated or junior in right of payment to the Notes. The Notes will not be obligations of, and will not be guaranteed by, any of our subsidiaries, including our bank subsidiary, Old Second National Bank, which we refer to as the "Bank." Currently, there is no public trading market for the Notes, and we do not intend to list the Notes on any national securities exchange.

        Investing in the Notes involves risks. See "Risk Factors" on page S-9 of this prospectus supplement.

	Per Note	Total

Public offering price	%	$

Underwriting discounts	%	$

Proceeds to us (before expenses)%		$

        The Notes to be issued are not deposits or savings accounts or other obligations of the Bank or non-bank subsidiaries and are not insured by the Federal Deposit Insurance Corporation, which we refer to as the "FDIC," or any other governmental agency.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The underwriter expects to deliver the Notes in book-entry form only, through the facilities of The Depository Trust Company on or about                        , 2016.

Sole Book-Running Manager

Keefe, Bruyette & Woods
                                                  A Stifel Company

This date of this prospectus supplement is                        , 2016.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference, before deciding to purchase the Notes. To the extent the information in this prospectus supplement varies from the information in the accompanying prospectus, you should rely on the information in this prospectus supplement.

        Unless otherwise stated or the context otherwise requires, all references in this prospectus supplement to "the "Company," "we," "our," "us" and similar terms refer to Old Second Bancorp, Inc. and its subsidiaries.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus filed by us with the Securities and Exchange Commission, which we refer to as the "SEC." We have not authorized anyone to provide you with different information. If you receive any additional or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell or soliciting an offer to buy these Notes in any jurisdiction in which the offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so, or to anyone to whom it is unlawful to make such an offer or solicitation.

        You should assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any free writing prospectus filed with the SEC is accurate only as of the respective dates of such documents. However, our business, financial condition, results of operations and prospects may have changed since those dates.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement, the accompanying prospectus and the documents that we incorporate by reference in this prospectus supplement and the accompanying prospectus contain forward-looking statements within the meaning of the federal securities laws, including with respect to management's current beliefs and expectations regarding future plans, strategies and financial performance, regulatory developments, industry and economic trends, and other matters. Forward-looking statements are identifiable by the inclusion of qualifications such as "expects," "intends," "believes," "may," "will," "would," "could," "should," "plan," "anticipate," "estimate," "possible" or "likely," or other indications that the particular statements are not historical facts. Actual events and results may differ significantly from those described in such forward-looking statements, due to numerous factors, including:

  •
  negative economic conditions that adversely affect the economy, real estate values, the job market and other factors nationally and in our market area, in each case that may affect our liquidity and the performance of our loan portfolio;

  •
  defaults and losses on our loan portfolio;

  •
  the financial success and viability of the borrowers of our commercial loans;

  •
  market conditions in the commercial and residential real estate markets in our market area;

  •
  changes in U.S. monetary policy, the level and volatility of interest rates, the capital markets and other market conditions that may affect, among other things, our liquidity and the value of our assets and liabilities;

S-ii

  •
  costs or difficulties related to the integration of the business of acquired entities and the risk that the anticipated benefits, cost savings and any other savings from such transactions may not be fully realized or may take longer than expected to realize;

  •
  competitive pressures in the financial services business;

  •
  any negative perception of our reputation or financial strength;

  •
  ability to raise additional capital on acceptable terms when needed;

  •
  ability to use technology to provide products and services that will satisfy customer demands and create efficiencies in operations;

  •
  adverse effects on our information technology systems resulting from failures, human error or cyberattacks;

  •
  adverse effects of failures by our vendors to provide agreed upon services in the manner and at the cost agreed, particularly our information technology vendors;

  •
  the impact of any claims or legal actions, including any effect on our reputation;

  •
  losses incurred in connection with repurchases and indemnification payments related to mortgages;

  •
  the soundness of other financial institutions;

  •
  changes in accounting standards, rules and interpretations and the impact on our financial statements;

  •
  our ability to receive dividends from our subsidiaries;

  •
  a decrease in our regulatory capital ratios;

  •
  legislative or regulatory changes, particularly changes in regulation of financial services companies;

  •
  increased costs of compliance, heightened regulatory capital requirements and other risks associated with changes in regulation and the current regulatory environment, including the Dodd-Frank Wall Street Reform and Consumer Protection Act;

  •
  the impact of heightened capital requirements; and

  •
  each of the factors and risks identified in the "Risk Factors" section included under Item 1A. of Part I of our most recent Annual Report on Form 10-K and in the "Risk Factors" sections of this prospectus supplement and the accompanying prospectus.

        Additionally, all statements in this prospectus supplement, the accompanying prospectus and the documents that we incorporate by reference in this prospectus supplement and the accompanying prospectus, including forward-looking statements, speak only as of the date they are made, and we undertake no obligation to update any statement in light of new information or future events. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. In addition, there are other factors that may impact any public company, including ours, which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

S-iii

SUMMARY

        This summary highlights selected information contained elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectus. As a result, it is not complete and does not contain all of the information that you should consider before making a decision to invest in the Notes. This overview is qualified by the more detailed information and financial statements and notes appearing elsewhere in, or incorporated by reference into, this prospectus supplement or the accompanying prospectus. You should carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus before making an investment decision.

Old Second Bancorp, Inc.

        The Company was organized under the laws of Delaware on September 8, 1981. It is a registered bank holding company under the Bank Holding Company Act of 1956. The Company conducts a full service community banking and trust business through its wholly owned subsidiaries, including Old Second National Bank, which we refer to as the "Bank."

        The Company provides financial services through its 25 banking locations that are located primarily in Aurora, Illinois and its surrounding communities, and throughout the Chicago metropolitan area. These locations include retail offices located in Kane, Kendall, DeKalb, DuPage, LaSalle, Will and Cook counties in Illinois.

        The Bank's full service banking businesses include the customary consumer and commercial products and services that banking institutions provide including demand, NOW, money market, savings, time deposit, individual retirement and Keogh deposit accounts; commercial, industrial, consumer and real estate lending, including installment loans, student loans, agricultural loans, lines of credit and overdraft checking; safe deposit operations; trust services; wealth management services; and an extensive variety of additional services tailored to the needs of individual customers, such as the acquisition of U.S. Treasury notes and bonds, the sale of traveler's checks, money orders, cashiers' checks and foreign currency, direct deposit, discount brokerage, debit cards, credit cards, and other special services. The Bank also offers a full complement of electronic banking services such as online and mobile banking and corporate cash management products including remote deposit capture, mobile deposit capture, investment sweep accounts, zero balance accounts, automated tax payments, ATM access, telephone banking, lockbox accounts, automated clearing house transactions, account reconciliation, controlled disbursement, detail and general information reporting, wire transfers, vault services for currency and coin, and checking accounts. Commercial and consumer loans are made to corporations, partnerships and individuals, primarily on a secured basis. Commercial lending focuses on business, capital, construction, inventory and real estate lending. Installment lending includes direct and indirect loans to consumers and commercial customers. Additionally, the Bank provides a wide range of wealth management, investment, agency, and custodial services for individual, corporate, and not-for-profit clients. These services include the administration of estates and personal trusts, as well as the management of investment accounts for individuals, employee benefit plans, and charitable foundations. The Bank also originates residential mortgages, offering a wide range of mortgage products including conventional, government, and jumbo loans. Secondary marketing of those mortgages is also handled at the Bank.

        As of September 30, 2016, we had consolidated total assets of $2.11 billion, total loans of $1.20 billion, deposits of $1.78 billion and stockholders' equity of $171.6 million.

        Our principal executive office is located at 37 South River Street, Aurora, Illinois 60507 and our telephone number is (630) 892-0202. Our common stock is traded on The NASDAQ Stock Market under the symbol "OSBC".

        Additional information about us is included in our filings with the SEC, which are incorporated by reference into this prospectus supplement. See "Where You Can Find More Information" and "Incorporation of Certain Information by Reference" in this prospectus supplement.

Recent Developments

        On July 29, 2016, Talmer Bank and Trust, the wholly owned subsidiary bank of Talmer Bancorp, Inc., entered into an agreement to sell its single branch office in Chicago, Illinois to Old Second National Bank. The transaction closed on October 28, 2016. As a result of the transaction, the Bank acquired approximately $223.8 million of loans and assumed approximately $48.9 million of deposits, for an aggregate purchase price of $181.5 million, which includes a premium of $6.5 million.

        In connection with the transaction, the Company appointed Gary Collins as Vice Chairman and a director of the Company, and as a director of the Bank, effective as of October 28, 2016 to serve for a term expiring at our annual meeting of stockholders in 2019. Mr. Collins has also been named to the board's executive committee and capital committee. Hugh McLean was also appointed as a director of the Bank. In addition to Mr. Collins and Mr. McLean, a team of seven commercial lenders joined the Bank as a result of the acquisition, whose focus will be continuing to generate high quality organic loan growth in the Chicago metropolitan area.

 THE OFFERING

        The following description contains basic information about the Notes and this offering. This description is not complete and does not contain all of the information that you should consider before investing in the Notes. For a more complete understanding of the Notes, you should read the section of this prospectus supplement entitled "Description of the Notes" and the section in the accompanying prospectus entitled "Description of Debt Securities". To the extent that the following information is inconsistent with the information in the accompanying prospectus, you should rely on the following information.

Issuer	Old Second Bancorp, Inc.
Securities offered	% Fixed-to-Floating Rate Senior Notes due , 2026.
Aggregate principal amount	$
Issue price	% plus accrued interest, if any, from and including , 2016
Maturity date	, 2026, unless previously redeemed.
Interest rate

Unless previously redeemed, the Notes will bear interest (i) from, and including,                 , 2016 to, but excluding,                , 2021, at a fixed rate equal to      % per year and (ii) from, and including,                , 2021, at an annual floating rate equal to three-month LIBOR, as determined quarterly for the applicable interest reset period, plus        basis points (      %). See "Description of the Notes—Interest Rate and Interest Payment Dates" in this prospectus supplement.

Interest payment dates	Up to, but not including , 2021, we will pay interest on the Notes on and of each year, commencing , 2017.
From and including , 2021 through the stated maturity date or any earlier redemption date, we will pay interest on the Notes on , , and of each year.
Record dates	From , 2017 to but excluding , 2021, and of each year.
From and including , 2021 through the stated maturity date or earlier redemption, , , and of each year.
Listing	Currently, there is no public trading market for the Notes, and we do not intend to list the Notes on any national securities exchange.

Optional redemption; redemption upon special event

Subject to the prior approval of the Federal Reserve, to the extent that such approval is required, we may redeem the Notes, in whole or in part, on                , 2021 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus any accrued and unpaid interest to, but excluding, the redemption date.

In addition, subject to obtaining the prior approval of the Federal Reserve, to the extent that such approval is then required, we may, at our option, redeem the Notes at any time in whole but not in part if a change or prospective change in law occurs that could prevent us from deducting interest payable on the Notes for U.S. federal income tax purposes, at a redemption price equal to 100% of the principal amount of the Notes plus any accrued and unpaid interest to, but excluding, the redemption date.

The Notes are not subject to repayment at the option of the holders of the Notes.
For more information, see "Description of the Notes—Optional Redemption and Redemption Upon Special Event" in this prospectus supplement.
Ranking

The Notes will be issued by the Company pursuant to an indenture, to be dated on or about                , 2016, which we refer to as the base indenture, between us and Wells Fargo Bank, National Association, which we refer to as the trustee, as amended and supplemented by a first supplemental indenture, to be dated on or about                , 2016. In this prospectus supplement, we refer to the base indenture and the first supplemental indenture collectively as the "indenture."

The Notes will be senior unsecured obligations of ours and will rank equally with any of our future senior unsecured indebtedness and senior in right of payment to all of our existing or future obligations that are by their terms expressly subordinated or junior in right of payment to the Notes.

In addition, the Notes will be effectively subordinated to all of our secured indebtedness to the extent of the value of the assets securing such indebtedness and will be effectively subordinated to all of the existing and future indebtedness, deposits and other liabilities and preferred equity of the Bank and our other current and future subsidiaries, including, without limitation, the Bank's liabilities to its depositors, liabilities to general creditors and liabilities arising in the ordinary course or otherwise.

As of September 30, 2016, the Bank and our other subsidiaries had outstanding indebtedness, total deposits and other liabilities of approximately $1.87 billion, excluding intercompany liabilities, all of which ranks structurally senior to the Notes, and had no preferred equity outstanding. As of September 30, 2016, the Company, at the holding company level, had $500,000 of outstanding senior secured term debt effectively ranking senior to the Notes, and $45.0 million of subordinated debt and $57.6 million of junior subordinated debentures ranking junior to the Notes. The Company intends to repay its outstanding senior secured term debt and subordinated debt with the net proceeds of this offering and additional cash on hand, if necessary. As adjusted to give effect to this offering and the intended repayment of debt as described above, as of September 30, 2016, the Company and the Bank had, on a consolidated basis, $            billion of indebtedness. For more information, see "Description of the Notes—Ranking" in this prospectus supplement.

The indenture governing the Notes does not contain any limitation on the amount of indebtedness or other liabilities that we may incur after the date of the issuance of the Notes ranking senior to or equally with the indebtedness evidenced by the Notes, nor does it contain any limit on the amount of indebtedness or other liabilities or preferred equity that the Bank or any of our other current or future subsidiaries may incur or issue, as the case may be.

Sinking fund	There is no sinking fund for the Notes.
Events of default; remedies

The Notes will contain events of default, the occurrence of which may result in the acceleration of the Company's obligations under the Notes in certain circumstances. See "Description of the Notes—Events of Default; Limitation on Suits" in this prospectus supplement.

Denomination; form

The Notes will be issued only in fully registered, book-entry form without coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes will be evidenced by a global note deposited with the trustee for the Notes, as custodian for The Depository Trust Company, which we refer to as DTC. Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants of DTC. See "Description of the Notes—General" and "Description of the Notes—Clearance and Settlement" in this prospectus supplement.

Further issuances

We may, from time to time, without notice to or consent of the holders of the Notes, issue additional debt securities of the same series as the Notes, ranking equally with the Notes and with identical terms to the Notes (except for issue date, the offering price, the interest commencement date and the first interest payment date) in order that such additional debt securities may be consolidated and form a single series with the Notes.

Use of proceeds

We estimate that the net proceeds of this offering will be approximately $            million, after deducting the underwriting discounts and the payment of transaction expenses. We intend to use the net proceeds from this offering, together, if necessary, with cash on hand, to repay all of our outstanding senior secured term debt and subordinated debt. Any net proceeds remaining after the repayment of our debt will be used for general corporate purposes. As of September 30, 2016, we had (i) $500,000 of outstanding senior secured term debt, which matures on March 31, 2018 and bears interest at a floating rate equal to, at our option, the lender's prime rate or three-month LIBOR plus 90 basis points, which rate was 1.74% as of September 30, 2016, and (ii) $45.0 million of subordinated debt, which matures on March 31, 2018 and bears interest at a rate equal to three-month LIBOR plus 150 basis points, which rate was 2.34% as of September 30, 2016. Pending these uses, the proceeds from the offering may be invested in short-term investments.

Risk factors

Before making a decision to invest in the Notes, you should carefully consider the "Risk Factors" beginning on page S-9 of this prospectus supplement, as well as the risk factors included in the accompanying prospectus and Item 1A, "Risk Factors" beginning on page 19 of our Annual Report on Form 10-K for the year ended December 31, 2015, incorporated by reference herein.

Trustee

Wells Fargo Bank, National Association will act as the trustee under the indenture governing the Notes. It will also act as paying agent and registrar with respect to the Notes and as calculation agent when the Notes bear interest at a floating rate.

Governing law	The indenture governing the Notes and the Notes will be governed by and construed in accordance with the laws of the State of New York.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The following table sets forth selected historical consolidated financial and other data of the Company. The financial data as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013 has been derived from our audited consolidated financial statements incorporated by reference herein. The financial data as of December 31, 2013, 2012 and 2011 and for the years ended December 31, 2012 and 2011 has been derived from our audited consolidated financial statements that are not incorporated by reference herein. The financial data as of and for the nine months ended September 30, 2016 and 2015 has been derived from our unaudited consolidated financial statements incorporated by reference herein, and includes adjustments management considers necessary for a fair presentation under generally accepted accounting principles. The selected historical consolidated financial results are not indicative of our expected future operating results. The following selected historical consolidated financial information should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other detailed information in our Annual Report on Form 10-K for the year ended December 31, 2015 and our Quarterly Report on Form 10-Q/A for the quarter ended September 30, 2016, together with the historical consolidated financial statements and notes thereto, each of which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

	September 30,		December 31,
(In thousands, except share data)	2016	2015	2015	2014	2013	2012	2011
Balance sheet items at period end
Total assets	$2,112,751	$2,048,748	$2,077,028	$2,060,905	$2,003,104	$2,044,821	$1,940,392
Total earning assets	1,906,321	1,822,291	1,862,257	1,832,714	1,758,582	1,834,995	1,751,662
Average assets	2,124,479	2,063,983	2,065,122	2,036,493	1,961,734	1,949,624	2,014,415
Loans, gross	1,202,852	1,132,912	1,133,715	1,159,332	1,101,256	1,150,050	1,368,985
Allowance for loan losses	14,983	16,613	16,223	21,637	27,281	38,597	51,997
Deposits	1,777,382	1,720,479	1,759,086	1,685,055	1,682,128	1,717,219	1,740,781
Securities sold under agreement to repurchase	46,606	27,074	34,070	21,036	22,560	17,875	901
Other short-term borrowings	—	35,000	15,000	45,000	5,000	100,000	—
Junior subordinated debentures	57,579	57,531	57,543	57,496	57,448	57,400	57,352
Subordinated debt	45,000	45,000	45,000	45,000	45,000	45,000	45,000
Note payable	500	500	500	500	500	500	500
Stockholders' equity	171,627	153,643	155,929	194,163	147,692	72,552	74,002
Results of operations for nine months or year ended
Interest and dividend income	53,183	51,108	68,164	68,044	69,040	75,081	85,423
Interest expense	7,252	6,770	9,076	10,984	13,786	15,735	21,473

Net interest and dividend income	45,931	44,338	59,088	57,060	55,254	59,346	63,950
(Release) provision for loan losses	—	(4,400)	(4,400)	(3,300)	(8,550)	6,284	8,887
Noninterest income	20,146	21,885	29,294	29,216	31,183	37,219	31,062
Noninterest expense	49,546	52,324	68,421	73,679	83,144	90,353	92,623

Income (loss) before taxes	16,531	18,299	24,361	15,897	11,843	(72)	(6,498)
Provision (benefit) for income taxes	5,865	6,747	8,976	5,761	(70,242)	—	—

Net income (loss)	10,666	11,552	15,385	10,136	82,085	(72)	(6,498)
Preferred stock dividends and accretion	—	1,873	1,873	(1,719)	5,258	4,987	4,730

Net income (loss) available to common stockholders	$10,666	$9,679	$13,512	$11,855	$76,827	$(5,059)	$(11,228)

	September 30,		December 31,
	2016	2015	2015	2014	2013	2012	2011
Loan quality ratios
Allowance for loan losses to total loans at end of period	1.25%	1.47%	1.43%	1.87%	2.48%	3.36%	3.80%
Provision for loan losses to total loans	0.0%	(0.39)%	(0.39)%	(0.28)%	(0.78)%	0.55%	0.65%
Net loans charged-off to average total loans	0.11%	0.05%	0.09%	0.21%	0.25%	1.56%	2.17%
Nonaccrual loans to total loans at end of period	1.39%	1.61%	1.27%	2.32%	3.53%	6.74%	9.26%
Nonperforming assets to total assets at end of period	1.49%	2.10%	1.63%	2.87%	4.06%	7.58%	11.97%
Allowance for loan losses to nonaccrual loans	89.53%	91.16%	112.75%	80.36%	70.11%	49.79%	41.01%
Per share data
Basic earnings (loss)	$0.36	$0.33	$0.46	$0.46	$5.45	$(0.36)	$(0.79)
Diluted earnings (loss)	0.36	0.33	0.46	0.46	5.45	(0.36)	(0.79)
Common book value per share	5.81	5.21	5.29	4.99	5.37	0.05	0.22
Weighted average diluted shares outstanding	29,828,430	29,724,234	29,730,074	25,549,193	14,106,033	14,207,252	14,220,822
Weighted average basic shares outstanding	29,524,796	29,474,833	29,476,821	25,300,909	13,939,919	14,074,188	14,019,920
Shares outstanding at period end	29,554,716	29,478,429	29,483,429	29,442,508	13,917,108	14,084,328	14,034,991

RISK FACTORS

        An investment in the Notes involves certain risks. Before deciding to invest in the Notes, you should carefully read and consider the risks described below, together with the other risks and uncertainties under the heading "Risk Factors" contained in our Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference in this prospectus supplement and the accompanying prospectus, as well as the other risks and uncertainties described in the other documents incorporated by reference in this prospectus supplement and the accompanying prospectus. You should note, however, that our business, financial condition, results of operations and prospects may have changed since the respective dates of any incorporated documents. The risks and uncertainties that we have described are not the only ones facing the Company. Additional risks of which we are not presently aware or that we currently believe are immaterial may also have a material adverse effect on our business and results of operations.

Risks Relating to the Offering and the Notes

Although the Notes are "senior notes," they will be effectively subordinated to our secured indebtedness, are not obligations of our subsidiaries and are structurally subordinated to all liabilities and the liabilities of our subsidiaries. Effective and structural subordination increases the risk that we will be unable to meet our obligations on the Notes when they mature.

        The Notes are unsecured and therefore will effectively be subordinated to any secured indebtedness we currently have outstanding or may incur in the future, to the extent of the value of the assets securing such indebtedness. As of September 30, 2016, we had $500,000 of senior secured term debt, which we intend to repay using the net proceeds of this offering. The indenture does not limit the incurrence of additional indebtedness by us, including indebtedness senior to the Notes, or by our subsidiaries. In the event of a bankruptcy or similar proceeding involving us, any of our assets which serve as collateral for any secured indebtedness will be available to satisfy the obligations under such secured indebtedness before any payments are made on the Notes.

        The Notes will be our obligations only, are not obligations of or deposits in the Bank or our other subsidiaries, and are not insured by any government or private agency. The Notes will not be guaranteed by any of our subsidiaries. As a result, the Notes will be structurally subordinated to all indebtedness, existing and future liabilities, including trade payables and lease obligations, of each of our present and future subsidiaries. Our right to participate in any distribution of assets of our subsidiaries upon their liquidation or reorganization or otherwise, and thus your ability as a holder of the Notes to benefit indirectly from such distribution, will be subject to the prior claims of preferred equity holders (if any) and creditors of our present and future subsidiaries. This includes the Bank's deposit liabilities. Our present and future subsidiaries may incur additional debt and liabilities in the future, all of which would rank structurally senior to the Notes. As of September 30, 2016, the Bank and our other subsidiaries had outstanding indebtedness, total deposits and other liabilities of approximately $1.87 billion, excluding intercompany liabilities, all of which ranks structurally senior to the Notes.

The Notes will not be insured or guaranteed by the FDIC, any other governmental agency, the Bank or any of our subsidiaries.

        The Notes are not bank deposits and are not insured or guaranteed by the FDIC or any other governmental agency, nor are they obligations of, or guaranteed by, the Bank. The Notes will be obligations of the Company only.

The price at which you will be able to sell your Notes in any secondary market prior to maturity will depend on a number of factors and may be substantially less than the amount you originally invest.

        We believe that the value of the Notes in any secondary market will be affected by the supply and demand of the Notes, the interest rate, the ranking and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following factors may have an impact on the market value of the Notes.

  •
  United States interest rates.  We expect that the market value of the Notes will be affected by changes in interest rates in the United States. In general, if interest rates increase, the market value of the Notes may decrease.

  •
  Our credit rating, financial condition and results.  Actual or anticipated changes in our credit ratings or financial condition may affect the market value of the Notes.

  •
  General economic conditions.  General economic conditions may affect the market value of the Notes.

  •
  The terms of the Notes.  The time remaining to the maturity of the Notes, the ranking of the Notes, the redemption features of the Notes and the outstanding amount of senior notes with terms identical to the Notes.

  •
  The market for similar securities.  The market for similar securities may affect the market value of the Notes.

Holders of the Notes will have limited rights if there is an event of default.

        For all types of default other than an insolvency default, including default in the payment of principal or interest on the Notes or in the performance of any of our other obligations under the Notes, the acceleration of the principal amount of the Notes can only be activated by the trustee or the holders of at least 25% in principal amount of the outstanding Notes. If an insolvency event of default occurs and is continuing, the Notes will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders. See "Description of the Notes—Events of Default; Limitation on Suits" in this prospectus supplement for more information.

The indenture governing the Notes does not contain any limitations on our ability to incur additional indebtedness, grant or incur a lien on our assets, sell or otherwise dispose of assets, pay dividends or repurchase our capital stock.

        Neither we nor any of our subsidiaries is restricted from incurring additional indebtedness or other liabilities, including additional senior or subordinated indebtedness, under the indenture governing the terms of the Notes. If we incur additional indebtedness or liabilities, our ability to pay our obligations on the Notes could be adversely affected. We expect that we will incur additional indebtedness and other liabilities from time to time. In addition, we are not restricted under the indenture governing the Notes from granting or incurring a lien on any of our assets, selling or otherwise disposing of any of our assets, paying dividends or issuing or repurchasing our securities.

        In addition, there are no financial covenants in the indenture governing the Notes that would require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. You are not protected under the indenture governing the Notes in the event of a highly leveraged transaction, reorganization, default under our existing indebtedness, restructuring, merger or similar transaction that may adversely affect you.

Payments on the Notes will depend on receipt of dividends and distributions from our subsidiaries.

        We are a bank holding company, and we conduct substantially all of our operations through subsidiaries, including the Bank. We depend on dividends, distributions and other payments from our subsidiaries to meet our obligations, including to fund payments on the Notes, and to provide funds for the payment of dividends to our stockholders, to the extent declared by our board of directors. There are various legal limitations on the extent to which the Bank and our other subsidiaries can finance or otherwise supply funds to us (by dividend or otherwise) and certain of our affiliates. The Bank may not pay us dividends if, after making such distribution, the Bank would not meet the minimum capital requirements under applicable regulations. Payment of dividends by the Bank may also be restricted at any time at the discretion of the Federal Reserve if it deems the payment to constitute an unsafe and unsound banking practice. Under the National Bank Act, a national bank may pay dividends out of its undivided profits in such amounts and at such times as the bank's board of directors deems prudent. Without prior regulatory approval, however, a national bank may not pay dividends in any calendar year that, in the aggregate, exceed the bank's year-to-date net income plus the bank's retained net income for the two preceding years. See "Item 1. Business—Supervision and Regulation—Supervision and Regulation of the Bank—Dividend Payments" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for more information. For these reasons, we may not have access to any assets or cash flow of our subsidiaries to make payments on the Notes.

        Beginning in 2016, banks and bank holding companies were required to maintain a capital conservation buffer composed of common equity Tier 1 capital above their minimum risk-based capital requirements. When fully phased-in on January 1, 2019, the capital conservation buffer will be 2.50% of total risk weighted assets. Currently the capital conservation buffer is 0.625% and increases to 1.25% on January 1, 2017. Banking institutions that do not maintain capital in excess of the capital conservation buffer will face constraints on dividends, equity repurchases and executive compensation based on the amount of the shortfall. Accordingly, if the Bank fails to maintain the applicable minimum capital ratios and the capital conservation buffer, distributions to us (at the holding company level) may be prohibited or limited and we may not have funds to make principal and interest payments on the Notes. As of September 30, 2016, the Bank's capital ratios exceeded all applicable minimum capital ratios plus the capital conservation buffer.

        In addition, the Bank may experience business risks that adversely affect its ability to pay dividends or distributions to us. By way of example, existing customer deposits at the Bank represent a significant proportion of the Bank's funding. Significant withdrawals of deposits by key depositors could lead to liquidity gaps for which the Bank would have to compensate by other means. In addition, the Bank may be unable to replace such deposits at similar or favorable rates, or at all, which may have a material adverse effect on the Bank's business, results of operations, financial condition and prospects, and could affect the Bank's ability to pay dividends or distributions to us.

We may not be able to generate sufficient cash to service all of our debt, including the Notes.

        Our ability to make scheduled payments of principal and interest or to satisfy our obligations in respect of our debt or to refinance our debt will depend on our future operating performance. Prevailing economic conditions (including interest rates), regulatory constraints, including, among other things, distributions to us from our subsidiaries and required capital levels with respect to certain of our subsidiary bank and nonbanking subsidiaries, and financial, business and other factors, many of which are beyond our control, will also affect our ability to meet these needs. We may not be able to generate sufficient cash flows from operations, or obtain future borrowings in an amount sufficient to enable us to pay our debt, or to fund our other liquidity needs. We may need to refinance all or a portion of our debt on or before maturity. We may not be able to refinance any of our debt when needed on commercially reasonable terms or at all.

An active trading market for the Notes may not develop.

        The Notes constitute a new issue of securities for which there is no existing market. We do not intend to apply for listing of the Notes on any national securities exchange. We cannot provide you with any assurance as to whether a trading market for the Notes will develop, the ability of holders of the Notes to sell their Notes or the prices at which holders may be able to sell their Notes. The underwriter has advised us that they currently intend to make a market in the Notes. The underwriter, however, is not obligated to do so, and any market-making with respect to the Notes may be discontinued at any time without notice. You should also be aware that there may be a limited number of buyers when you decide to sell your Notes. This may affect the price that you receive for your Notes or your ability to sell your Notes at all.

Our credit rating may not reflect all risks of an investment in the Notes.

        The credit rating assigned to the Notes may not reflect the potential impact of all risks related to the structure and other factors affecting the Notes on any trading market for, or trading value of, the Notes. In addition, real or anticipated changes in our credit rating will generally affect the trading market for, or the trading value of, the Notes. Accordingly, you should consult your own financial and legal advisors as to the risks entailed by an investment in the Notes and the suitability of investing in the Notes in light of your particular circumstances. A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time.

Because the Notes may be redeemed at our option prior to their maturity, you may be subject to reinvestment risk.

        Subject to the prior approval of the Federal Reserve, to the extent that such approval is then required, we may redeem all or a portion of the Notes on                        , 2021 and on any interest payment date thereafter prior to their stated maturity date. We may also redeem the Notes if a change or prospective change in law occurs that could prevent us from deducting interest payable on the Notes for U.S. federal income taxes. In the event that we redeem the Notes, holders of the Notes will receive only the principal amount of the Notes plus any accrued and unpaid interest to, but excluding, such earlier redemption date. If any redemption occurs, holders of the Notes will not have the opportunity to continue to accrue and be paid interest to the stated maturity date. Any such redemption may have the effect of reducing the income or return that you may receive on an investment in the Notes by reducing the term of the investment. If this occurs, you may not be able to reinvest the proceeds at an interest rate comparable to the rate paid on the Notes. See "Description of the Notes—Optional Redemption and Redemption Upon Special Event" in this prospectus supplement.

You will have no rights against the publishers of LIBOR.

        You will have no rights against the publishers of LIBOR, even though the amount you receive on each interest payment date after            , 2021 will depend upon the level of three-month LIBOR. The publishers of LIBOR are not in any way involved in this offering and have no obligations relating to the Notes or the holders of the Notes.

The amount of interest payable on the Notes will vary after            , 2021.

        Because the three-month LIBOR is a floating rate, the interest rate on the Notes will vary after            , 2021 at an annual floating rate equal to three-month LIBOR, as determined quarterly for the applicable interest reset period, plus            basis points (        %). The annual interest rate that is determined on the relevant determination date will apply to the entire interest reset period following such determination date, even if three-month LIBOR increases during that period.

Changes in our credit ratings may adversely affect your investment in the Notes.

        The credit ratings of our indebtedness are an assessment by rating agencies of our ability to pay our debts when due. These ratings are not recommendations to purchase, hold or sell the Notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor, are limited in scope, and do not address all material risks relating to an investment in the Notes, but rather reflect only the view of each rating agency at the time the rating is issued. The ratings are based on current information furnished to the ratings agencies by us and information obtained by the ratings agencies from other sources. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency's judgment, circumstances so warrant.

        Any ratings of our long-term debt are based on a number of factors, including our financial strength as well as factors not entirely within our control, including conditions affecting the financial services industry generally. There can be no assurance that we will not receive adverse changes in our ratings in the future, which could adversely affect the cost and other terms upon which we are able to obtain funding and the way in which we are perceived in the capital markets. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under review for a downgrade, could affect the market value and liquidity of the Notes and increase our borrowing costs.

USE OF PROCEEDS

        We estimate that the net proceeds of this offering will be approximately $         million, after deducting the underwriting discounts and the payment of transaction expenses. We intend to use the net proceeds from this offering, together, if necessary, with cash on hand, to repay all of our outstanding senior secured term debt and subordinated debt. Any net proceeds remaining after the repayment of our debt will be used for general corporate purposes. As of September 30, 2016, we had (i) $500,000 of outstanding senior secured term debt, which matures on March 31, 2018 and bears interest at a floating rate equal to, at our option, the lender's prime rate or three-month LIBOR plus 90 basis points, which rate was 1.74% as of September 30, 2016, and (ii) $45.0 million of subordinated debt, which matures on March 31, 2018 and bears interest at a rate equal to three-month LIBOR plus 150 basis points, which rate was 2.34% as of September 30, 2016. Pending these uses, the proceeds from the offering may be invested in short-term investments.

 CAPITALIZATION

        The following table shows our consolidated capitalization as of September 30, 2016 on a historical basis and on an as-adjusted basis to give effect to (i) the sale of the Notes, (ii) repayment our outstanding senior secured term debt and (iii) repayment of our outstanding subordinated debt, each as if it had occurred on September 30, 2016, and taking into account the underwriting discount and estimated offering expenses. You should read the following table in conjunction with the more detailed information, including our consolidated financial statements and related notes, incorporated by reference into this prospectus supplement and the accompanying prospectus.

	September 30, 2016
	Actual	As Adjusted
	(Dollars in thousands)
Cash and due from banks	$29,203	$

Borrowings:
Senior secured term debt	$500		$—
Notes	—
Subordinated debt	45,000		—
Junior subordinated debentures	57,579		57,579
Securities sold under repurchase agreements	46,606		46,606

Total borrowings	149,685

Stockholders' equity:
Common stock	$34,533		$34,533
Additional paid-in capital	116,468		116,468
Retained earnings	124,283		124,283
Accumulated other comprehensive income	(7,437)		(7,437)
Treasury stock	(96,220)		(96,220)

Total stockholders' equity	171,627		171,627

Total capitalization	$321,312	$

Capital ratios:
Common equity Tier 1 capital to risk weighted assets	10.68%			%
Total capital to risk weighted assets	15.42%			%
Tier 1 capital to risk weighted assets	13.25%			%
Tier 1 capital to average assets	9.32%			%

 RATIOS OF EARNINGS TO FIXED CHARGES

        The following table reflects our ratio of earnings to fixed charges (i) on an actual basis for each of the years in the five-year period ended December 31, 2015 and for the nine months ended September 30, 2016, and (ii) on a pro forma basis, adjusted to give effect to the issuance of the notes in this offering and the application of the net proceeds as described in "Use of Proceeds" in this prospectus supplement, for the year ended December 31, 2015 and the nine months ended September 30, 2016. The pro forma ratio of earnings to fixed charges does not necessarily represent what the actual ratio of earnings to fixed charges would have been had those transactions occurred as assumed.

        For purposes of computing the ratio of earnings to fixed charges:

  •
  earnings represent income from continuing operations before income taxes, plus fixed charges;

  •
  fixed charges, excluding interest on deposits, include interest expense (other than on deposits), the portion of net rental expense deemed to be equivalent to interest on long-term debt, and discount amortization on long-term debt; and

  •
  fixed charges, including interest on deposits, include all interest expense, the portion of net rental expense deemed to be equivalent to interest on long-term debt and discount amortization on long-term debt.

	For the nine months ended September 30, 2016	For the years ended December 31,
		2015	2014	2013	2012		2011
Ratio of earnings to fixed charges:
Excluding interest on deposits	5.08x	5.74x	3.77x	2.92x	—	(1)	—	(1)
Including interest on deposits	3.28x	3.68x	2.45x	1.86x	—	(1)	—	(1)
Pro forma ratio of earnings to fixed charges:
Excluding interest on deposits	x	x
Including interest on deposits	x	x

(1)
Ratios for the periods indicated were less than one, as earnings were inadequate to cover fixed charges. The dollar amount of deficiency in earnings required to cover fixed charges was $72,000 and $6.5 million for the years ended December 31, 2012 and 2011, respectively, both including and excluding interest on deposits.

 DESCRIPTION OF THE NOTES

        We will issue the Notes under an indenture, to be dated on or about              , 2016, between the Company, as the issuer, and Wells Fargo Bank, National Association as the trustee, as amended and supplemented by a first supplemental indenture, to be dated on or about              , 2016. We refer to this indenture, as it may be amended or supplemented from time to time, as the "indenture," and we refer to Wells Fargo Bank, National Association in its capacity as the trustee for the Notes under the indenture, as the "trustee." You may request a copy of the indenture from us as described under "Where You Can Find More Information" in this prospectus supplement. The following summary of certain provisions of the Notes and the summary of certain provisions of the indenture in this prospectus supplement and the accompanying prospectus do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the Notes and the indenture, including the definitions of certain terms used in the Notes and the indenture. We urge you to read each of these documents because they, and not this description or the description set forth in "Description of Debt Securities" in the accompanying prospectus, define your rights as a holder of the Notes. To the extent that information in this prospectus supplement relating to the indenture or the Notes is inconsistent with any related information contained in the accompanying prospectus, the information in this prospectus supplement shall control with respect to the Notes.

General

        The Notes will be our senior unsecured obligations and will mature on              , 2026, which we refer to as the "stated maturity date," unless redeemed prior to such date in accordance with the provisions set forth under "—Optional Redemption and Redemption Upon Special Event." Unless previously purchased and cancelled or redeemed prior to the stated maturity date, we will repay the Notes at a price equal to 100% of the outstanding principal amount of the Notes, plus any accrued and unpaid interest, to, but excluding, the stated maturity date. We will pay principal of, and interest on, the Notes in U.S. dollars. The Notes will rank equally with any of our future senior unsecured indebtedness and senior in right of payment to all of our existing or future obligations that are by their terms expressly subordinated or junior in right of payment to the Notes, as described below in "—Ranking," and will be effectively subordinated to all existing and future indebtedness, deposits and other liabilities and preferred equity of the Bank and our other current and future subsidiaries, including, without limitation, the Bank's liabilities to its depositors, liabilities to general creditors and liabilities arising during the ordinary course or otherwise. No sinking fund will exist for the Notes, and no sinking fund payments will be made with respect to the Notes. The Notes will not be convertible into or exchangeable for any other securities or property.

        Except as described below under "—Clearance and Settlement," the Notes will be issued in book-entry-only form and will be represented by a global note registered in the name of Cede & Co., as the nominee of The Depository Trust Company, which we refer to as DTC. See "—Clearance and Settlement" below.

        The Notes will be issued and may be transferred only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes are a part of a series of securities newly established under the indenture and will be initially issued in the aggregate principal amount of $         million. We may, from time to time, without notice to, or the consent of, the holders of the Notes, issue additional debt securities ranking equally with the Notes and with identical terms to the Notes in all respects (except for issue date, the offering price, the interest commencement date and the first interest payment date) in order that such additional debt securities may be consolidated and form a single series with the Notes.

        No recourse will be available for the payment of principal of, or interest on, any Note, for any claim based thereon, or otherwise in respect thereof, against any incorporator, director, officer, employee or stockholder, as such, past, present or future, of ours or of any successor entity.

        Neither the indenture nor the Notes contain any covenants: (i) prohibiting or otherwise restricting the incurrence of indebtedness or other obligations by us or by any of our subsidiaries, including the Bank, or the issuance of preferred equity by any of our subsidiaries; (ii) requiring us or any of our subsidiaries to achieve or maintain any minimum financial results relating to our or its financial condition, liquidity or results of operations or meet or exceed certain financial ratios as a general matter or to incur additional indebtedness or maintain any reserves; or (iii) prohibiting or otherwise restricting us or any of our subsidiaries from granting liens on our or its assets to secure our or its indebtedness or other obligations that are senior or effectively senior in right of payment to the Notes, repurchasing our stock or other securities, including any of the Notes, or paying dividends or make other distributions to our or its stockholders or other equity owners. Accordingly, neither the indenture nor the Notes contain any provisions that would provide protection to the holders of the Notes against a decline in our credit quality, including any such decline resulting from a merger, takeover, recapitalization or similar restructuring, any highly leveraged or similar transaction or any other event involving us or any of our subsidiaries that may adversely affect our credit quality. See "Risk Factors—The indenture governing the Notes does not contain any limitations on our ability to incur additional indebtedness, grant or incur a lien on our assets, sell or otherwise dispose of assets, pay dividends or repurchase our capital stock."

        The indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

        The Notes are not savings accounts or deposits in the Company or the Bank and are not insured or guaranteed by the FDIC or any other governmental agency or instrumentality. The Notes are solely obligations of the Company and are neither obligations of, nor guaranteed by, the Bank or any of our other subsidiaries or affiliates.

Interest Rate and Interest Payment Dates

Fixed Rate Period

        From, and including,              , 2016 to, but excluding,               , 2021, unless redeemed prior to such date as contemplated below under "—Optional Redemption and Redemption Upon Special Events," the Notes will bear interest at the annual rate of        %, and we will pay interest on the Notes semi-annually in arrears on each              and              , commencing on              , 2017. We refer to each such date as a "fixed rate interest payment date," and we refer to the period from, and including,              , 2016 to, but excluding,              , 2021 as the "fixed rate period." If any fixed rate interest payment date is not a business day (as defined below), we will make the relevant payment on the next business day, and no interest will accrue as a result of any such delay in payment. The interest payable on any fixed rate interest payment date will be paid to each holder in whose name a Note is registered at the close of business on the              and              (whether or not a business day) immediately preceding such fixed rate interest payment date.

        Interest payable on the Notes for the fixed rate period will be computed on the basis of a 360-day year of twelve 30-day months.

Floating Rate Period

        From, and including,              , 2021 to, but excluding, the stated maturity date, unless redeemed prior to the stated maturity date as contemplated below under "—Optional Redemption and Redemption Upon Special Events," the Notes will bear interest at an annual rate equal to the then-

current three-month LIBOR, as determined quarterly for the applicable interest reset period, plus        basis points (    %), and we will pay interest on the Notes quarterly in arrears on each              ,              ,               and              beginning on              , 2021. We refer to each such date as a "floating rate interest payment date," and together with the fixed rate interest payment dates, as the "interest payment dates," and we refer to the period from, and including,              , 2021 to, but excluding, the stated maturity date or redemption date as the "floating rate period." The interest payable on any floating rate interest payment date will be paid to the holder in whose name a Note is registered at the close of business on the              ,              ,               and              (whether or not a business day) immediately preceding such floating rate interest payment date. If a floating rate interest payment date falls on a day that is not a business day, then such floating rate interest payment date will be postponed to the next succeeding business day.

        Interest payable on the Notes for the floating rate period will be computed on the basis of a 360-day year and the number of days actually elapsed.

        The term "business day" means any calendar day that is not a Saturday, Sunday or legal holiday in New York, New York, and on which the trustee and commercial banks are open for business.

        The term "three-month LIBOR" means, with respect to any interest reset period, the rate as published by Bloomberg (or, if such rate is not then published, another commercially available source providing quotations of such rate as selected by the Company from time to time) at 11:00 a.m., London time, two business days prior to the commencement of such interest reset period, as the rate for dollar deposits in the London interbank market with a three-month maturity. If such rate is not available at such time for any reason, then the rate for that interest reset period will be determined by such alternate method as reasonably selected by the Company.

        The term "interest reset period" means each period during the floating rate period commencing on and including an interest payment date and ending on but excluding the next succeeding interest payment date. The first interest reset period will commence on and include              , 2021.

Ranking

        The Notes will be senior unsecured obligations of ours and will rank equally with any of our future senior unsecured indebtedness and senior in right of payment to all of our existing or future obligations that are by their terms expressly subordinated or junior in right of payment to the Notes. In addition, the Notes will be effectively subordinated to all of our secured indebtedness to the extent of the value of the assets securing such indebtedness. As of September 30, 2016, the Company, at the holding company level, had (i) $500,000 of outstanding senior secured term debt effectively ranking senior to the Notes, and (ii) $45.0 million of subordinated debt and $57.6 million of junior subordinated debentures ranking junior to the Notes. The Company intends to repay its outstanding senior secured term debt and subordinated debt with the net proceeds of this offering and additional cash on hand, if necessary.

        Since we are a holding company, our rights and the rights of our creditors, including holders of the Notes, to participate in any distribution of the assets of our subsidiaries, upon a subsidiary's dissolution, winding-up, liquidation or reorganization or otherwise, and thus the ability of a holder of notes to benefit indirectly from such distribution, is subject to the prior claims of creditors of any such subsidiary, including, in the case of the Bank, its depositors, except to the extent that we may be a creditor of such subsidiary and our claims are recognized. Claims on our subsidiaries by creditors other than us may include claims with respect to long-term debt and substantial obligations with respect to deposit liabilities, federal funds purchased, securities sold under repurchase agreements, other short-term borrowings and various other financial obligations.

        There are legal limitations on the extent to which some of our subsidiaries may extend credit, pay dividends or otherwise supply funds to, or engage in transactions with, us or some of our other subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due under our contracts or otherwise to make any funds available to us. Accordingly, the notes will be structurally subordinated to all existing and future liabilities of our subsidiaries. As of September 30, 2016, the Bank and our other subsidiaries had outstanding indebtedness, total deposits and other liabilities of approximately $1.87 billion, excluding intercompany liabilities, all of which ranks structurally senior to the Notes, and had no preferred equity outstanding.

Defeasance

        Provisions of the indenture relating to defeasance will be applicable to the Notes. See "Description of Debt Securities—Satisfaction and Discharge; Defeasance—Defeasance and Covenant Defeasance" in the accompanying prospectus.

Optional Redemption and Redemption Upon Special Event

        We may, at our option, beginning with the interest payment date of              , 2021 and on any interest payment date thereafter, redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption, subject to prior approval of the Federal Reserve, to the extent that such approval is required. Any partial redemption will be made by lot in accordance with DTC's applicable procedures. The Notes are not subject to repayment at the option of the holders.

        In addition, we may, at our option and subject to prior approval of the Federal Reserve, to the extent that such approval is required, redeem the Notes, in whole but not in part, at any time prior to the stated maturity date, at a redemption price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the date of redemption, in the event of a "Tax Event," which is defined to mean the receipt by the Company of an opinion of independent tax counsel to the effect that, as a result of (a) an amendment to or change (including any announced prospective amendment or change) in any law or treaty, or any regulation thereunder, of the United States or any of its political subdivisions or taxing authorities, (b) a judicial decision, administrative action, official administrative pronouncement, ruling, regulatory procedure, regulation, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation, (c) an amendment to or change in any official position with respect to, or any interpretation of, an administrative or judicial action or a law or regulation of the United States that differs from the previously generally accepted position or interpretation, or (d) a threatened challenge asserted in writing in connection with an audit of the Company's federal income tax returns or positions or a similar audit of any of the Company's subsidiaries or a publicly known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are, for U.S. federal income tax purposes, substantially similar to the Notes, in each case, occurring or becoming publicly known on or after the original issue date of the Notes, there is more than an insubstantial risk that interest payable by the Company on the Notes is not, or within 90 days of the date of such opinion, will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes.

        Our election to redeem any Notes will be provided to the trustee in the form of an officers' certificate at least 45 days prior to the redemption date, or such shorter notice as may be acceptable to the trustee. In case of any such election, notice of redemption must be provided to the holders of the Notes not less than 30 nor more than 60 days prior to the redemption date. Any redemption we make may be subject to the satisfaction of one or more conditions precedent, which will be described in the applicable notice of redemption.

        Notwithstanding the foregoing, interest payable on any interest payment date on or before any redemption of the Notes will be paid to each holder in whose name a Note is registered as described above in "—Interest Rate and Interest Payment Dates."

Consolidation, Merger and Sale of Assets

        We may not consolidate with or merge with or into, or sell, convey, transfer or lease all or substantially all of our properties and assets to, another entity, unless:

  •
  we are the surviving or continuing entity, or the resulting or acquiring entity, if other than us, is organized and existing under the laws of a U.S. jurisdiction and assumes, pursuant to a supplemental indenture, all of our responsibilities and liabilities under the indenture, including the payment of all amounts due on the Notes and performance of the covenants in the indenture;

  •
  immediately after the transaction, and giving effect to the transaction, no event of default under the indenture exists; and

  •
  we have delivered to the trustee an officers' certificate stating that the transaction and, if a supplemental indenture is required in connection with the transaction, the supplemental indenture, comply with the indenture and that all conditions precedent to the transaction contained in the indenture have been satisfied.

        If we consolidate or merge with or into any other entity, or sell or lease all or substantially all of our assets in compliance with the terms and conditions of the indenture, the resulting or acquiring entity will be substituted for us in the indenture and the Notes with the same effect as if it had been an original party to the indenture and the Notes. As a result, such successor entity may exercise our rights and powers under the indenture and the Notes, in our name, and, except in the case of a lease, we will be released from all our liabilities and obligations under the indenture and under the Notes.

        Notwithstanding the foregoing, we may transfer all of our property and assets to another entity if, immediately after giving effect to the transfer, such entity is our wholly owned subsidiary. The term "wholly owned subsidiary" means any subsidiary in which we and/or our other wholly owned subsidiaries own all of the outstanding capital stock.

Events of Default; Limitation on Suits

        Under the indenture, an event of default will occur with respect to the Notes upon the occurrence of any of the following:

          (1)   default in the payment of any interest upon the Notes when it becomes due and payable, and continuance of such default for a period of 30 days;

          (2)   default in the payment of the principal of or premium, if any, on the Notes as and when the same shall become due, either at its maturity, upon redemption, by declaration or otherwise;

          (3)   our failure to observe or perform any of our other covenants or agreements in the Notes, or in the indenture and relating to the Notes, for a period of 90 days after the date on which written notice specifying such failure and requiring us to remedy the failure and stating that such notice is a "Notice of Default" shall have been given to us in accordance with the indenture by the trustee, or to us and the trustee by the holders of not less than 25% in aggregate principal amount at maturity of the Notes then outstanding;

          (4)   a default under any bond, debenture, note or other evidence of indebtedness for money borrowed or guaranteed by us having an aggregate principal amount outstanding of at least $25,000,000, or under any mortgage, indenture or instrument (including the indenture) under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed or guaranteed by us having an aggregate principal amount outstanding of at least $25,000,000, whether such indebtedness now exists or is created or incurred in the future, which default (i) constitutes a failure to pay any portion of the principal of such indebtedness when due and payable after the expiration of any applicable grace period or (ii) results in such indebtedness becoming due or being declared due and payable prior to the date on which it otherwise would have become due and payable without, in the case of clause (i), such indebtedness having been discharged or, in the case of clause (ii), without such indebtedness having been discharged or such acceleration having been rescinded or annulled; provided that obligations of us pursuant to a lease that are required to be treated as capitalized leases under GAAP are excluded from the definition of indebtedness for purposes of this event of default; or

          (5)   if we make an assignment for the benefit of creditors, or file a petition in bankruptcy; or we are adjudicated insolvent or bankrupt, or petition or apply to any court having jurisdiction for the appointment of a receiver, trustee, liquidator or sequestrator of, or for, us or any substantial portion of our property; or we commence any proceeding relating to us or any substantial portion of our property under any insolvency, reorganization, arrangement or readjustment of debt, dissolution, winding-up, adjustment, composition or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, which we refer to as a "proceeding"; or if there is commenced against us any proceeding and an order approving the petition is entered, or such proceeding remains undischarged or unstayed for a period of 90 days; or a receiver, trustee, liquidator or sequestrator of, or for, us or any substantial portion of our property is appointed and is not discharged within a period of 90 days; or we by any act indicate consent to or approval of or acquiescence in any proceeding or the appointment of a receiver, trustee, liquidator or sequestrator of, or for, us or any substantial portion of our property; provided that a resolution or order for our winding-up with a view to our consolidation, amalgamation or merger with another entity or the transfer of our assets as a whole, or substantially as a whole, to such other entity as permitted by the indenture does not make these rights and remedies enforceable if such entity, as a part of such consolidation, amalgamation, merger or transfer, and within 90 days from the passing of the resolution or the date of the order, complies with the indenture.

        If an event of default occurs and continues (other than an event of default described in clause (5) above with respect to the Company), the trustee by notice to us or the holders of at least 25% in aggregate principal amount of the outstanding Notes by notice to us (with a copy to the trustee) may declare the entire principal of and all accrued but unpaid interest on all the Notes to be due and payable immediately. If an event of default described in clause (5) above occurs and is continuing, the principal of and accrued and unpaid interest on, all the Notes will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders. If such a declaration occurs, the holders of a majority of the aggregate principal amount of the outstanding Notes can, subject to conditions, rescind the declaration.

        The indenture requires us to furnish to the trustee, not less often than annually, a certificate from our principal executive officer, principal financial officer or principal accounting officer, as the case may be, as to such officer's knowledge of our compliance with all conditions and covenants under the indenture. The trustee may withhold notice to the holders of Notes of any default, except defaults in the payment of principal of, or interest on, any Notes if the trustee in good faith determines that the withholding of notice is in the interests of the holders. For purposes of this paragraph, "default" means any event which is, or after notice or lapse of time or both would become, an event of default under the indenture.

        The trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holder of the Notes, unless the holders offer the trustee satisfactory security or indemnity. If satisfactory security or indemnity is provided, then, subject to other rights of the trustee, the holders of a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee with respect to the Notes.

        A holder of a Note will have the right to begin any proceeding with respect to the indenture or for any remedy only if:

  •
  the holder has previously given the trustee written notice of a continuing event of default;

  •
  the holders of not less than a majority in principal amount of the outstanding Notes have made a written request of, and offered the required security or indemnity to, the trustee to begin such proceeding;

  •
  the trustee has not started such proceeding within 60 days after receiving the request and offer of security or indemnity; and

  •
  no direction inconsistent with such written request has been given to the trustee under the indenture.

        However, a holder will have an absolute right to receive payment of principal of, and interest on, the Note when due and to institute suit to enforce payment.

Modification and Waiver

        We and the trustee may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding Notes. We may not make any modification or amendment without the consent of the holder of each Note then outstanding if that amendment will:

          (1)   change the stated maturity date or any payment date of any principal or interest;

          (2)   reduce the principal amount of, or interest payable on, the Note;

          (3)   impair a holder's right to sue us for the enforcement of payments due on the Note; and

          (4)   reduce the percentage of outstanding Notes required to consent to a modification or amendment of the indenture or required to consent to a waiver of compliance with certain provisions of the indenture or certain defaults under the indenture.

        Except for certain specified provisions, the holders of at least a majority in principal amount of the Notes may on behalf of the holders of all Notes waive our compliance with certain restrictive provisions of the indenture. The holders of a majority in principal amount of the Notes may on behalf of the holders of all the Notes waive any past default under the indenture with respect to the Notes and its consequences, except a default in the payment of the principal of or any interest on any Note.

        In addition, we and the trustee may modify and amend the indenture without the consent of any holders of Notes:

          (1)   to evidence the succession of another entity to the Company or successive successions, and the assumption by such entity of the covenants, agreements and obligations of the Company under the indenture and the Notes;

          (2)   to add to the events of default such further events of default for the protection of the holders of the Notes; provided, that, in respect of any such additional events of default, such supplemental indenture may provide for a particular grace period after default (which period may be shorter or longer than that allowed in the case of other defaults) or may provide for an immediate enforcement upon such an event of default or may limit the remedies available to the trustee upon such an event of default or may limit the rights of the holders of the Notes upon such an event of default;

          (3)   to add to the covenants of the Company such further covenants for the protection of the holders of the Notes, or to surrender any right or power in the indenture conferred upon the Company with regard to the Notes;

          (4)   to cure any ambiguity or to correct or supplement any provision contained in the indenture or in any supplemental indenture which may be defective or inconsistent with any other provision contained in the indenture or in any supplemental indenture; or to make such other provisions in regard to matters or questions arising under the indenture or under any supplemental indenture as the Company's board of directors may deem necessary or desirable and which shall not materially and adversely affect the interests of the holders of the Notes;

          (5)   to establish the form, terms and conditions of the Notes as permitted by the indenture;

          (6)   to evidence and provide for the acceptance of appointment by a successor trustee under the indenture with respect to the Notes and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee;

          (7)   to delete, modify or add provisions of the indenture; provided that, except as otherwise contemplated by the indenture, such deletion, modification or addition does not apply to any outstanding security created prior to the date of such supplemental indenture;

          (8)   to add guarantors, or to secure, or, if applicable, provide additional security for, the Notes and to provide for matters relating thereto; or

          (9)   to amend or supplement any provision contained in the indenture, which was required to be contained in the indenture in order for the indenture to be qualified under the Trust Indenture Act, if the Trust Indenture Act or regulations thereunder change what is so required to be included in qualified indentures, in any manner not inconsistent with what then may be required for such qualification.

Clearance and Settlement

        DTC, in this capacity, will act as securities depositary for the Notes. The Notes will be issued only as fully registered securities registered in the name of Cede & Co. (DTC's nominee) or such other name as may be requested by an authorized representative of DTC. A fully registered global note, representing the total aggregate principal amount of the Notes issued and sold, will be executed and deposited with DTC and will bear a legend disclosing the restrictions on exchanges and registration of transfer referred to below.

        DTC, the world's largest depository, is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve Board System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions in deposited securities, such as transfers and pledges, through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

        DTC is owned by a number of its direct participants. Access to the DTC system is also available to indirect participants, such as securities brokers and dealers, and banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

        Purchases of securities under the DTC system must be made by or through direct or indirect participants in DTC, who will receive a credit for the securities on DTC's records. The ownership interest of each beneficial owner of securities will be recorded on the direct or indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Under a book-entry format, holders may experience some delay in their receipt of payments made with respect to the Notes, as such payments will be forwarded by the paying agent for the Notes to Cede & Co., as nominee for DTC. DTC will forward the payments to its participants, who will then forward them to indirect participants or holders. Beneficial owners of securities other than DTC or its nominees will not be recognized by the relevant registrar, transfer agent, paying agent or trustee as registered holders of the Notes entitled to the benefits of the indenture. Beneficial owners that are not participants will be permitted to exercise their rights only indirectly through and according to the procedures of participants and, if applicable, indirect participants.

        To facilitate subsequent transfers, all securities deposited by direct participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership of those securities. DTC does not have, and is not anticipated to have, any knowledge of the actual beneficial owners of the Notes, as DTC's records reflect only the identity of the direct participants to whose accounts the Notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of redemption notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        If applicable, redemption notices shall be sent to Cede & Co. If less than all of the Notes are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

        DTC may discontinue providing its services as securities depositary with respect to the Notes at any time by giving reasonable notice to the Company or its agent. Under these circumstances, in the event that a successor securities depositary is not obtained, certificates for the Notes are required to be printed and delivered. We may decide to discontinue the use of the system of book-entry-only transfers through DTC (or a successor securities depositary). In that event, certificated Notes to be exchanged for beneficial interests in the global Notes will be authenticated and delivered to or at the direction of DTC.

        All payments of principal of, and interest on, the Notes represented by the global note and all transfers and deliveries of such global note will be made to DTC or its nominee, as the case may be, as the registered holder of the global note. DTC's practice is to credit its direct participants' accounts upon DTC's receipt of funds and corresponding detail information from the Company or its agent, on the payment date in accordance with their respective holdings shown on DTC's records. Payments by participants to beneficial owners of the Notes will be governed by standing instructions and customary practices of those participants, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of that participant and not of DTC, the depositary, the Company, the trustee or any of their respective agents, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments of principal of, or interest on, the Notes to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) will be the responsibility of the Company or its agent, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners of the Notes will be the responsibility of direct and indirect participants.

        Ownership of beneficial interests in the global note will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with DTC or its nominee or through organizations that are participants or indirect participants in such system. The depositaries, in turn, will hold interests in the Notes in customers' securities accounts in the depositaries' name on the books of DTC. Ownership of beneficial interests in the global note will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by DTC or its nominee, with respect to participants' interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges, redemptions and other matters relating to beneficial interests in the global note may be subject to various policies and procedures adopted by DTC from time to time. None of the Company, the trustee or any agent for any of them will have any responsibility or liability for any aspect of DTC's or any direct or indirect participant's records relating to, or for payments made on account of, beneficial interests in the global note, or for maintaining, supervising or reviewing any of DTC's records or any direct or indirect participant's records relating to these beneficial ownership interests.

        Because DTC can act only on behalf of direct participants, who in turn act only on behalf of direct or indirect participants, and certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of the Notes to pledge them to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for the Notes.

        DTC has advised us that it will take any action permitted to be taken by a registered holder of any securities under the indenture only at the direction of one or more participants to whose accounts with DTC the relevant securities are credited.

        The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be accurate, but neither we nor the underwriter assumes any responsibility for the accuracy or completeness thereof.

Regarding the Indenture Trustee

        Wells Fargo Bank, National Association will act as trustee under the indenture. From time to time, we and some of our subsidiaries may maintain deposit accounts and conduct other banking transactions, including lending transactions, with the trustee in the ordinary course of business.

        The trustee is permitted to engage in certain other transactions. Upon the occurrence of an event of default or an event which, after notice or lapse of time or both, would become an event of default under the indenture, or upon the occurrence of a default under another indenture under which Wells Fargo Bank, National Association serves as trustee, the trustee may be deemed to have a conflicting interest with respect to the other debt securities as to which we are not in default for purposes of the Trust Indenture Act and, accordingly, may be required to resign as trustee under the indenture. In that event, we would be required to appoint a successor trustee.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a general summary of the material United States federal income tax consequences of the acquisition, ownership and disposition of the Notes by U.S. Holders (as defined below) and Non-U.S. Holders (as defined below). This summary does not purport to be a complete analysis of all potential tax considerations. This summary is based upon the United States Internal Revenue Code of 1986, as amended, referred to herein as the Code, the Treasury Regulations promulgated under the Code, referred to herein as the Regulations, and administrative and judicial interpretations of the Code and the Regulations, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. This summary is limited to the U.S. federal income tax consequences with respect to Notes that are purchased by an initial holder at their original issue price (generally the first price at which a substantial amount of the Notes is sold, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) for cash and that are held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address the tax consequences to subsequent purchasers of the Notes.

        We intend, and by acquiring any Notes each beneficial holder of a Note will agree, to treat the Notes as indebtedness for United States federal income tax purposes, and this summary assumes such treatment.

        This summary does not purport to deal with all aspects of United States federal income taxation that might be relevant to particular holders in light of their circumstances or status, nor does it address specific tax consequences that may be relevant to particular holders (including, for example, financial institutions, retirement plans, regulated investment companies, real estate trusts, broker-dealers, traders in securities or other holders that use mark-to-market treatment, insurance companies, partnerships or other pass-through entities, United States expatriates, tax-exempt organizations, U.S. Holders that have a functional currency other than the United States dollar, or persons who hold Notes as part of a straddle, hedge, conversion or other integrated financial transaction).

        In addition, this summary does not address United States federal alternative minimum, estate and gift tax consequences or consequences under the tax laws of any state, local or non-U.S. jurisdiction. We have not sought, and will not seek, any ruling from the Internal Revenue Service, which we refer to as the IRS, with respect to the statements made and the conclusions reached in this summary, and we cannot assure you that the IRS will agree with such statements and conclusions. If an entity treated as a partnership for United States federal income tax purposes holds Notes, the United States federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding Notes, you should consult your own tax advisor.

        PROSPECTIVE PURCHASERS OF THE NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAXATION AND OTHER TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF THE NOTES, AS WELL AS THE APPLICATION OF STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS, IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

        For purposes of this summary, a "U.S. Holder" is a beneficial owner of Notes that is, for United States federal income tax purposes, (i) a citizen or individual resident of the United States; (ii) a corporation or other entity treated as a corporation for United States federal income tax purposes created or organized under the laws of the United States, any state thereof, or the District of Columbia; (iii) an estate, the income of which is subject to United States federal income tax regardless of its source; or (iv) a trust, if a court within the United States is able to exercise primary supervision over the trust's administration and one or more United States persons have the authority to control all of its substantial decisions or if a valid election to be treated as a United States person under the

Regulations is in effect with respect to such trust. A "Non-U.S. Holder" is a beneficial owner of Notes that is neither a U.S. Holder nor an entity treated as a partnership for United States federal income tax purposes.

United States Federal Income Taxation of U.S. Holders

        Payments of stated interest.    It is expected and this discussion assumes that either the issue price of the Notes will equal the stated redemption price of the Notes or if the issue price is less than the stated principal amount, that the difference will be a de minimis amount (as set forth in the applicable Regulations). If, however the issue price of a Note is less than the stated principal amount and the difference is more than a de minimis amount (as set forth in the applicable Regulations), then a U.S. Holder will be required to include the difference in income as original issue discount as it accrues in accordance with a constant yield method. Stated interest on a Note will generally be taxable to a U.S. Holder as ordinary income at the time such interest is received or accrued, depending on the U.S. Holder's regular method of accounting for United States federal income tax purposes.

        Disposition of the Notes.    Upon the sale, exchange or other taxable disposition of a Note, a U.S. Holder will generally recognize taxable gain or loss equal to the difference between (i) the sum of all cash plus the fair market value of all other property received on such disposition (except an amount equal to accrued but unpaid interest not previously included in income, which is treated as interest as described above) and (ii) such U.S. Holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in a Note generally will equal the cost of the Note to such holder. Any gain or loss recognized on the disposition of a Note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder's holding period for the Note is more than one year. Long-term capital gain of non-corporate U.S. Holders is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.

        Medicare Tax.    A Medicare tax of 3.8% will be imposed on the "net investment income" of certain U.S. citizens and resident aliens and on the undistributed "net investment income" of certain trusts and estates. Among other items, "net investment income" generally includes gross income from interest and net gain from the disposition of certain property, less certain related deductions. For individuals, the tax will be 3.8% of the lesser of the individual's "net investment income" or the excess of the individual's modified adjusted gross income over $250,000 in the case of a married individual filing a joint return or a surviving spouse, $125,000 in the case of a married individual filing a separate return, or $200,000 in the case of a single individual.

        Prospective purchasers should consult an independent tax advisor regarding the possible implications of the Medicare tax on their particular circumstances.

        Backup withholding and information reporting.    For each calendar year in which the Notes are outstanding, we generally are required to provide the IRS with certain information, including the U.S. Holder's name, address and taxpayer identification number, the aggregate amount of interest paid to that U.S. Holder during the calendar year and the amount of tax withheld, if any. This obligation, however, does not apply with respect to payments to certain types of U.S. Holders, including corporations and tax-exempt organizations, provided that they establish their entitlement to an exemption.

        In the event that a U.S. Holder subject to the reporting requirements described above fails to provide its correct taxpayer identification number on an IRS Form W-9 or an approved substitute, or if we receive a notice of underreporting of the U.S. Holder's tax liability, then we, our agent or paying agents, or a broker may be required to "backup" withhold a tax at the current rate of 28% of each payment on the Notes and on the proceeds from a sale of the Notes. The backup withholding obligation, however, does not apply with respect to payments to certain types of U.S. Holders, including corporations and tax-exempt organizations, provided that they establish their entitlement to an exemption.

        Backup withholding is not an additional tax and may generally be refunded or credited against the U.S. Holder's United States federal income tax liability, provided that the required information is timely furnished to the IRS.

        U.S. Holders should consult their own tax advisors regarding their qualifications for an exemption from backup withholding and the procedure for establishing such an exemption, if applicable.

United States Federal Income Taxation of Non-U.S. Holders

        Payment of Interest.    Subject to the discussion of backup withholding below and the Foreign Account Tax Compliance Act, payments of interest on the Notes to a Non-U.S. Holder will not be subject to United States federal withholding tax under the "portfolio interest exemption," provided that:

  •
  such payments are not effectively connected with the conduct of a United States trade or business;

  •
  the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

  •
  the Non-U.S. Holder is not a controlled foreign corporation (as defined in Section 957(a) of the Code) that, for United States federal income tax purposes, is related (within the meaning of Section 864(d)(4) of the Code) to us;

  •
  the Non-U.S. Holder is not a bank described in Section 881(c)(3)(A) of the Code; and

  •
  either (a) the Non-U.S. Holder certifies on IRS Form W-8BEN or Form W-8BEN-E, as applicable (or a suitable substitute form or successor form), under penalties of perjury, that it is not a "United States person" (as defined in the Code) and provides its name and address, or (b) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Notes on behalf of the Non-U.S. Holder certifies to the applicable withholding agent as provided in the applicable Regulations, under penalties of perjury, that such a certification has been received from the Non-U.S. Holder by it or by a financial institution between it and the Non-U.S. Holder and furnishes such withholding agent with a copy thereof.

        If a Non-U.S. Holder cannot satisfy the requirements of the "portfolio interest exemption," then payments of interest made to such Non-U.S. Holder will be subject to a 30% United States federal withholding tax unless the Non-U.S. Holder provides a properly executed:

  •
  IRS Form W-8BEN or Form W-8BEN-E, as applicable (or successor form) claiming, under penalties of perjury, an exemption from, or reduction in, withholding tax under an applicable income tax treaty; or

  •
  IRS Form W-8ECI (or successor form) stating that interest paid on the Note is not subject to withholding tax because it is effectively connected with a United States trade or business of the Non-U.S. Holder (in which case such interest will be subject to regular graduated United States federal income tax rates as described below).

        Please consult your tax advisor about the specific methods for satisfying these requirements. A claim for an exemption will not be valid if the person receiving the applicable form has actual knowledge or reason to know that the statements on the form are false.

        If interest on the Note is effectively connected with a United States trade or business of the Non-U.S. Holder (and if required by an applicable income tax treaty, attributable to a United States permanent establishment or fixed base), then the Non-U.S. Holder, although exempt from the withholding tax described above (provided that the relevant certification requirements described above are satisfied), will be subject to United States federal income tax on such interest on a net income basis in the same manner as if it were a U.S. Holder. In addition, if such Non-U.S. Holder is a foreign corporation, then it may, under certain circumstances, be subject to a branch profits tax equal to 30% (unless reduced by an applicable income tax treaty) in respect of such interest.

        Disposition of the Notes.    No withholding of United States federal income tax will generally be required with respect to any gain or income realized by a Non-U.S. Holder upon the sale, exchange, redemption or other taxable disposition of a Note (except as described above under "—United States Federal Income Taxation of Non-U.S. Holders—Payment of Interest").

        Except with respect to accrued and unpaid interest, a Non-U.S. Holder will not be subject to United States federal income tax on gain realized on the sale, exchange or other disposition of a Note unless the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met, or such gain is effectively connected with a United States trade or business (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base). Accrued and unpaid interest realized on a sale, exchange or other disposition of a Note generally will not be subject to United States federal income tax, provided that the Non-U.S. Holder satisfies the requirements of the "portfolio interest exemption" as discussed under "—United States Federal Income Taxation of Non-U.S. Holders—Payment of Interest."

        Backup Withholding and Information Reporting.    United States backup withholding tax will not apply to payments of interest on a Note or proceeds from the sale or other disposition of a Note payable to a Non-U.S. Holder if the certification described in "—United States Federal Income Taxation of Non-U.S. Holders—Payment of Interest" is duly provided by such Non-U.S. Holder or the Non-U.S. Holder otherwise establishes an exemption. Certain information reporting may still apply to interest payments even if an exemption from backup withholding is established. Copies of any information returns reporting interest payments and any withholding may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty or other agreement.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding tax rules from a payment to a Non-U.S. Holder generally will be allowed as a refund or a credit against such Non-U.S. Holder's United States federal income tax liability, provided that the requisite procedures are followed on a timely basis.

        Non-U.S. Holders should consult their own tax advisors regarding their particular circumstances and the availability of and procedure for establishing an exemption from backup withholding.

        Foreign Account Tax Compliance Act (FATCA).    Under the Foreign Account Tax Compliance Act provisions of the Code, Regulations and related U.S. Treasury guidance, which we refer to as "FATCA," a withholding tax of 30% will be imposed in certain circumstances on payments of (i) interest on the Notes and (ii) beginning in 2019, on the gross proceeds from the sale, exchange or other disposition of the Notes. In the case of payments made to a "foreign financial institution" (such as a bank, a broker, an investment fund or, in certain cases, a holding company), as a beneficial owner or as an intermediary, this tax generally will be imposed, subject to certain exceptions, unless such institution (i) has agreed to (and does) comply with the requirements of an agreement with the United States, which we refer to as an "FFI Agreement," or (ii) is required by (and does comply with) applicable foreign law enacted in connection with an intergovernmental agreement between the United

States and a foreign jurisdiction, which we refer to as an "IGA," to, among other things, collect and provide to the U.S. tax authorities or other relevant tax authorities certain information regarding U.S. account holders of such institution and, in either case, such institution provides the withholding agent with a certification as to its FATCA status. In the case of payments made to a foreign entity that is not a financial institution (as a beneficial owner), the tax generally will be imposed, subject to certain exceptions, unless such entity provides the withholding agent with a certification as to its FATCA status and, in certain cases, identifies any "substantial" U.S. owner (generally, any specified U.S. person that directly or indirectly owns more than a specified percentage of such entity). If a Note is held through a foreign financial institution that has agreed to comply with the requirements of an FFI Agreement or is subject to similar requirements under applicable foreign law enacted in connection with an IGA, such foreign financial institution (or, in certain cases, a person paying amounts to such foreign financial institution) generally will be required, subject to certain exceptions, to withhold tax on payments made to (i) a person (including an individual) that fails to provide any required information or documentation or (ii) a foreign financial institution that has not agreed to comply with the requirements of an FFI Agreement and is not subject to similar requirements under applicable foreign law enacted in connection with an IGA. Non-U.S. Holders should consult their own tax advisors regarding these rules and whether they may be relevant to their ownership and disposition of Notes.

 CERTAIN BENEFIT PLAN AND ERISA CONSIDERATIONS

        The following is a summary of certain considerations associated with the acquisition and holding of the Notes by an employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, or ERISA) that is subject to Title I of ERISA, a plan described in Section 4975 of the Code, including an individual retirement account (we refer to an account of this type as an IRA) or a Keogh plan, a plan subject to provisions under applicable federal, state, local, non-U.S. or other laws or regulations that are similar to the provisions of Title I of ERISA or Section 4975 of the Code, referred to herein as Similar Laws, and any entity whose underlying assets include "plan assets" by reason of any such employee benefit or retirement plan's investment in such entity, each of which we refer to as a Plan.

        General Fiduciary Matters.    ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code referred to herein as an ERISA Plan, and prohibit certain transactions involving the assets of an ERISA Plan with its fiduciaries or other interested parties. In general, under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan. Plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA or Section 4975(g)(3) of the Code) and Non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code (but may be subject to similar prohibitions under Similar Laws).

        In considering the acquisition, holding and, to the extent relevant, disposition of Notes with a portion of the assets of a Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary's duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

        Prohibited Transaction Issues.    Section 406 of ERISA prohibits ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of Section 3(14) of ERISA, and Section 4975 of the Code imposes an excise tax on certain "disqualified persons," within the meaning of Section 4975 of the Code, who engage in similar transactions, in each case unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, a fiduciary of an ERISA Plan that engages in such a non- exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. In the case of an IRA, the occurrence of a prohibited transaction could cause the IRA to lose its tax-exempt status.

        We or the underwriter may be parties in interest or disqualified persons with respect to ERISA Plans and the purchase and/or holding of Notes may be characterized as an extension of credit by the purchaser or holder of Notes to the Company. The acquisition, holding and, to the extent relevant, disposition of Notes by an ERISA Plan with respect to which the issuer or the underwriter (or certain of our or their affiliates) is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired, held and disposed of in accordance with an applicable statutory, class individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or PTCEs, that may apply to the acquisition and holding of the Notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code each provides a limited exemption, commonly referred to as the "service provider exemption," from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) has or exercises any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied at the time that the Notes are acquired by a purchaser, or thereafter, if the facts relied upon for utilizing a prohibited transaction exemption change.

        Because of the foregoing, the Notes should not be acquired, held or disposed of by any person investing "plan assets" of any Plan if such acquisition, holding and disposition will constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or violate any applicable Similar Laws.

        Representation.    Each purchaser and holder of Notes will be deemed to have represented and warranted that either, under ERISA, the Code or Similar Laws, (i) it is not a Plan, such as an IRA, and no portion of the assets used to acquire or hold the Notes constitutes assets of any Plan or (ii) the acquisition, holding and disposition of a Note will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws for which there is no applicable statutory, regulatory or administrative exemption.

        The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing Notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the Notes. The acquisition, holding and, to the extent relevant, disposition of Notes by or to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by such Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

UNDERWRITING

        We have entered into an underwriting agreement dated                        , which we refer to as the "underwriting agreement," with Keefe, Bruyette & Woods, Inc., which we refer to as "KBW," with respect to the Notes. Subject to certain conditions, KBW has agreed to purchase the aggregate principal amount of Notes in this offering set forth in the following table.

Underwriter	Amount of Securities
Keefe, Bruyette & Woods, Inc.	$

        The underwriting agreement provides that the obligation of KBW to purchase the Notes offered hereby are subject to certain conditions precedent and that KBW will purchase all of the Notes if any of the Notes are purchased.

        Notes sold by KBW to the public will be offered at the public offering price set forth on the cover of this prospectus supplement. KBW may offer the notes to selected dealers at the public offering price set forth on the cover of this prospectus supplement less a concession not in excess of        % of the principal amount per note. After the initial offering, KBW may change the offering price and the other selling terms. The offering of the Notes by KBW is subject to receipt and acceptance and subject to KBW's right to reject any order in whole or in part.

Discounts and Expenses

        The following table shows the per-Note and total underwriting discounts that we will pay KBW:

Per Note		%
Total	$

        In addition, we estimate that our total expenses for this offering, excluding underwriting discounts, will be approximately $            .

Indemnification

        We have agreed to indemnify KBW, and persons who control KBW, against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that KBW may be required to make in respect of these liabilities.

No Public Trading Market

        There is currently no public trading market for the Notes. In addition, we have not applied and do not intend to apply to list the Notes on any national securities exchange. KBW has advised us that it intends to make a market in the Notes. However, KBW is not obligated to do so and may discontinue any market-making in the Notes at any time in its sole discretion and without prior notice. Therefore, we cannot assure you that a liquid trading market for the Notes will develop or continue, that you will be able to sell your Notes at a particular time, or that the price that you receive when you sell will be favorable.

Stabilization

        In connection with this offering of the Notes, KBW may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which create a short position for KBW. Stabilizing transactions involve bids to purchase the Notes in the open market for the purpose of pegging, fixing or maintaining the price of the Notes. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the Notes to be higher than it would otherwise be in the absence of those transactions. If KBW engages in stabilizing or syndicate covering transactions, it may discontinue them at any time.

Electronic Distribution

        This prospectus supplement and the accompanying prospectus may be made available in electronic format on websites or through other online services maintained by KBW or its affiliates.

        Other than the prospectus supplement and the accompanying prospectus in electronic format, information on such websites and any information contained in any other website maintained by KBW or its affiliates is not part of this prospectus supplement or our registration statement of which the related prospectus forms a part, has not been approved or endorsed by us or KBW in its capacity as underwriter and should not be relied on by investors.

Our Relationships with the Underwriter

        KBW and its affiliates have engaged, or may in the future engage, in investment banking transactions and other commercial dealings in the ordinary course of business with us or our affiliates. KBW has received, or may in the future receive, customary fees and commissions for these transactions.

        In addition, in the ordinary course of its business activities, KBW and its affiliates may make or hold a broad array of investments and actively trade indebtedness and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. KBW and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Other Matters

        Other than in the United States, no action has been taken by us or KBW that would permit a public offering of the Notes offered by this prospectus supplement in any jurisdiction in which action for that purpose is required. The Notes offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. We and KBW require that the persons into whose possession this prospectus supplement comes inform themselves about, and observe any restrictions relating to, the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

 LEGAL MATTERS

        The validity of the Notes and certain other legal matters relating to this offering will be passed upon for us by our counsel, Barack Ferrazzano Kirschbaum & Nagelberg LLP, Chicago, Illinois.

        Certain legal matters relating to this offering will be passed upon for the underwriter by Vedder Price P.C., Chicago, Illinois.

EXPERTS

        The financial statements incorporated in this prospectus supplement by reference to our Annual Report on Form 10-K for the year ended December 31, 2015, and the effectiveness of our internal control over financial reporting as of December 31, 2015, have been so incorporated in reliance on the report of Plante & Moran PLLC, independent registered public accounting firm, given on their authority as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, which we refer to as the "Exchange Act," and file with the SEC proxy statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as required of a U.S. listed company. You may read and copy any document we file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's web site at www.sec.gov or on our website at www.oldsecond.com. However, the information on, or that can be accessible through, our website does not constitute a part of, and is not incorporated by reference in, this prospectus supplement and the accompanying prospectus. Written requests for copies of the documents we file with the SEC should be directed to Old Second Bancorp, Inc., 37 South River Street, Aurora, Illinois 60507, Attention: Corporate Secretary, telephone: (630) 892-0202.

        This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act of 1933, as amended, which we refer to as the "Securities Act." As permitted by the SEC, this prospectus supplement and the accompanying prospectus do not contain all the information in the registration statement filed with the SEC. For a more complete understanding of this offering, you should refer to the complete registration statement, including exhibits, on Form S-3 that may be obtained as described above. Statements contained in this prospectus supplement and the accompanying prospectus about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement, you should read the exhibit for a more complete understanding of the contract or other document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual contract or other document.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to incorporate by reference the information that we file with it into this prospectus supplement and the accompanying prospectus, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. We incorporate by reference the following documents and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of this offering, except, in each case, for information that is "furnished" rather than

"filed," and information that is modified or superseded by subsequently filed documents prior to the termination of this offering:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 11, 2016;

  •
  our Quarterly Reports on Form 10-Q and Form 10-Q/A, filed with the SEC on May 6, 2016, August 8, 2016, November 8, 2016 and November 15, 2016; and

  •
  our Current Reports on Form 8-K filed on January 4, 2016, April 1, 2016, April 20, 2016, May 18, 2016, July 1, 2016, July 20, 2016, October 3, 2016, October 19, 2016 and October 31, 2016.

        We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus and a copy of any or all other contracts or documents which are referred to in this prospectus. Requests should be directed to:

Old Second Bancorp, Inc.
Attention: Corporate Secretary
37 South River Street
Aurora, Illinois 60507
Telephone number: (630) 892-0202

PROSPECTUS

$75,000,000

Common Stock
Preferred Stock
Debt Securities
Warrants
Depositary Shares
Subscription Rights
Stock Purchase Contracts
Stock Purchase Units
Units

        Old Second Bancorp, Inc. ("we," "us," "our" or the "Company") may offer and sell, at any time and from time to time, in one or more offerings, and in any combination, the securities described in this prospectus. This prospectus describes the general terms of these securities and the general manner in which we will offer them. Each time that we offer and sell securities using this prospectus, we will provide a supplement to this prospectus that contains specific information about the securities and their terms and the manner in which we will offer them for sale. The prospectus supplement also may add or update information contained in this prospectus. You should carefully read this prospectus and any supplement to this prospectus, as well as any documents we have incorporated into this prospectus by reference, before you invest in any of these securities. References herein to "prospectus supplement" are deemed to refer to any pricing supplement or free writing prospectus describing the specific pricing or other terms of the applicable offering that we prepare and distribute.

        We may offer and sell these securities through underwriters, dealers or agents, or directly to purchasers on a continuous or delayed basis. We will provide the names of any such underwriters, dealers or agents used in connection with the sale of any of these securities, as well as any fees, commissions or discounts we may pay to such underwriters, dealers or agents in connection with the sale of these securities, in the applicable prospectus supplement.

        Our common stock is listed on the NASDAQ Global Select Market under the symbol "OSBC". On November 29, 2016, the last reported sale price of our common stock was $9.20. We have not yet determined whether any of the other securities that may be offered pursuant to this prospectus will be listed on any exchange. If we decide to do so, a prospectus supplement relating to such securities will identify the exchange or market on which they will be listed.

        These securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state or jurisdiction where the offer or sale is not permitted.

        Investing in our securities involves risks. You should refer to the section entitled "Risk Factors" on page 3 of this prospectus, as well as the risk factors included in the applicable prospectus supplement and certain of our periodic reports and other information that we file with the Securities and Exchange Commission, and carefully consider that information before buying our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated December 2, 2016.

Prospectus

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC") using a "shelf" registration process. Under this shelf registration process, we may sell from time to time, in one or more offerings, on a continuous or delayed basis, any combination of the securities described in this prospectus.

        This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Such prospectus supplement may also add, update or change information contained or incorporated by reference in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. You should read this prospectus (including the documents incorporated by reference) and the applicable prospectus supplement together with the additional information referred to under the heading "Where You Can Find More Information."

        You should rely only on the information contained or incorporated by reference in this prospectus or in any supplement to this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer to sell or soliciting an offer to buy these securities in any jurisdiction in which the offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make the offer or solicitation. You should assume that the information contained or incorporated by reference in this prospectus or any prospectus supplement is accurate as of its date only.

        Any of the securities described in this prospectus and in a prospectus supplement may be convertible or exchangeable into, or exercisable for, other securities that are described in this prospectus or will be described in a prospectus supplement, and may be issued separately, together or as part of a unit consisting of two or more securities, which may or may not be separate from one another. The securities offered hereby may include new or hybrid securities developed in the future that combine features of any of the securities described in this prospectus.

        The registration statement that contains this prospectus, including the exhibits to the registration statement, also contains additional information about us and the securities offered under this prospectus. You can find the registration statement at the SEC's website or at the SEC office mentioned under the heading "Where You Can Find More Information."

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, any related prospectus supplement and the documents we incorporate by reference in this prospectus and any related prospectus supplement contain forward-looking statements within the meaning of the federal securities laws, including with respect to management's current beliefs and expectations regarding future plans, strategies and financial performance, regulatory developments, industry and economic trends, and other matters. Forward-looking statements are identifiable by the inclusion of such qualifications as "expects," "intends," "believes," "may," "will," "would," "could," "should," "plan," "anticipate," "estimate," "possible," "likely" or other indications that the particular statements are not historical facts. Actual events and results may differ significantly from those described in such forward-looking statements, due to numerous factors, including:

  •
  negative economic conditions that adversely affect the economy, real estate values, the job market and other factors nationally and in our market area, in each case that may affect our liquidity and the performance of our loan portfolio;

  •
  defaults and losses on our loan portfolio;

  •
  the financial success and viability of the borrowers of our commercial loans;

  •
  market conditions in the commercial and residential real estate markets in our market area;

  •
  changes in U.S. monetary policy, the level and volatility of interest rates, the capital markets and other market conditions that may affect, among other things, our liquidity and the value of our assets and liabilities;

  •
  costs or difficulties related to the integration of the business of acquired entities and the risk that the anticipated benefits, cost savings and any other savings from such transactions may not be fully realized or may take longer than expected to realize;

  •
  competitive pressures in the financial services business;

  •
  any negative perception of our reputation or financial strength;

  •
  ability to raise additional capital on acceptable terms when needed;

  •
  ability to use technology to provide products and services that will satisfy customer demands and create efficiencies in operations;

  •
  adverse effects on our information technology systems resulting from failures, human error or cyberattacks;

  •
  adverse effects of failures by our vendors to provide agreed upon services in the manner and at the cost agreed, particularly our information technology vendors;

  •
  the impact of any claims or legal actions, including any effect on our reputation;

  •
  losses incurred in connection with repurchases and indemnification payments related to mortgages;

  •
  the soundness of other financial institutions;

  •
  changes in accounting standards, rules and interpretations and the impact on our financial statements;

  •
  our ability to receive dividends from our subsidiaries;

  •
  a decrease in our regulatory capital ratios;

  •
  legislative or regulatory changes, particularly changes in regulation of financial services companies;

  •
  increased costs of compliance, heightened regulatory capital requirements and other risks associated with changes in regulation and the current regulatory environment, including the Dodd-Frank Act; and

  •
  the impact of heightened capital requirements; and

  •
  each of the factors and risks identified in the "Risk Factors" section included under Item 1A. of Part I of our most recent Annual Report on Form 10-K and in the "Risk Factors" sections of this prospectus and the applicable prospectus supplement.

        Additionally, all statements in this prospectus and the documents we incorporate by reference in this prospectus, including forward-looking statements, speak only as of the date they are made, and we undertake no obligation to update any statement in light of new information or future events. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. In addition, there are other factors that may impact any public company, including ours, which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

 OLD SECOND BANCORP, INC.

        The Company was organized under the laws of Delaware on September 8, 1981. It is a registered bank holding company under the Bank Holding Company Act of 1956 (the "BHCA"). The Company conducts a full service community banking and trust business through its wholly owned subsidiaries, including Old Second National Bank (the "Bank").

        The Company provides financial services through its 25 banking locations that are located primarily in Aurora, Illinois, and its surrounding communities and throughout the Chicago metropolitan area. These locations include retail offices located in Kane, Kendall, DeKalb, DuPage, LaSalle, Will and Cook counties in Illinois.

        The Bank's full service banking businesses include the customary consumer and commercial products and services that banking institutions provide including demand, NOW, money market, savings, time deposit, individual retirement and Keogh deposit accounts; commercial, industrial, consumer and real estate lending, including installment loans, student loans, agricultural loans, lines of credit and overdraft checking; safe deposit operations; trust services; wealth management services; and an extensive variety of additional services tailored to the needs of individual customers, such as the acquisition of U.S. Treasury notes and bonds, the sale of traveler's checks, money orders, cashiers' checks and foreign currency, direct deposit, discount brokerage, debit cards, credit cards, and other special services. The Bank also offers a full complement of electronic banking services such as online and mobile banking and corporate cash management products including remote deposit capture, mobile deposit capture, investment sweep accounts, zero balance accounts, automated tax payments, ATM access, telephone banking, lockbox accounts, automated clearing house transactions, account reconciliation, controlled disbursement, detail and general information reporting, wire transfers, vault services for currency and coin, and checking accounts. Commercial and consumer loans are made to corporations, partnerships and individuals, primarily on a secured basis. Commercial lending focuses on business, capital, construction, inventory and real estate lending. Installment lending includes direct and indirect loans to consumers and commercial customers. Additionally, the Bank provides a wide range of wealth management, investment, agency, and custodial services for individual, corporate, and not-for-profit clients. These services include the administration of estates and personal trusts, as well as the management of investment accounts for individuals, employee benefit plans, and charitable foundations. The Bank also originates residential mortgages, offering a wide range of mortgage products including conventional, government, and jumbo loans. Secondary marketing of those mortgages is also handled at the Bank.

        Our principal executive office is located at 37 South River Street, Aurora, Illinois 60507 and our telephone number is (630) 892-0202.

        Additional information about us is included in our filings with the SEC, which are incorporated by reference into this prospectus. See "Where You Can Find More Information" and "Incorporation of Certain Information by Reference" in this prospectus.

RISK FACTORS

        An investment in our securities involves certain risks. Before making an investment decision, you should carefully read and consider the risk factors incorporated by reference in this prospectus, as the same may be updated from time to time by our future filings with the SEC, as well as those contained in any applicable prospectus supplement. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. This prospectus and documents incorporated by reference in this prospectus also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us.

 USE OF PROCEEDS

        Unless the applicable prospectus supplement states otherwise, we will use the net proceeds we receive from the sale of the securities offered hereby for general corporate purposes, which may include, among other things, investments in or advances to our subsidiaries, working capital, capital expenditures, stock repurchases, debt repayment or the financing of possible acquisitions. The applicable prospectus supplement relating to a particular offering of securities by us will identify the particular use of proceeds for that offering. Until we use the net proceeds from an offering, we may place the net proceeds in temporary investments or hold the net proceeds in deposit accounts at a banking subsidiary of the Company.

RATIOS

        The following table reflects our ratio of earnings to fixed charges and ratio of earnings to fixed charges and preferred stock dividends for each of the years in the five-year period ended December 31, 2015, as well as for the nine months ended September 30, 2016. Preferred stock dividends during the years ended December 31, 2011, 2012, 2013, 2014 and 2015 consisted solely of the amounts due on our Fixed Rate Cumulative Perpetual Preferred Stock, Series B, which we refer to as Series B Preferred Stock. We did not pay any preferred stock dividends for the nine months ended September 30, 2016 because no shares of our preferred stock were outstanding during this period. Consequently, the ratio of earnings to fixed charges and preferred stock dividends for this period was the same as the ratio of earnings to fixed charges.

        For purposes of computing the ratios of earnings to fixed charges and earnings to fixed charges and preferred stock dividends:

  •
  earnings represent income from continuing operations before income taxes, plus fixed charges;

  •
  fixed charges, excluding interest on deposits, include interest expense (other than on deposits), the portion of net rental expense deemed to be equivalent to interest on long-term debt, and discount amortization on long-term debt; and

  •
  fixed charges, including interest on deposits, include all interest expense, the portion of net rental expense deemed to be equivalent to interest on long-term debt and discount amortization on long-term debt.

	For the nine months ended September 30, 2016	For the years ended December 31,
		2015	2014	2013	2012		2011
Ratio of earnings to fixed charges:
Excluding interest on deposits	5.08x	5.74x	3.77x	2.92x	—	(1)	—	(1)
Including interest on deposits	3.28x	3.68x	2.45x	1.86x	—	(1)	—	(1)
Ratio of earnings to fixed charges and preferred stock dividends:
Excluding interest on deposits	5.08x	3.57x	1.93x	2.57x	—	(2)	—	(2)
Including interest on deposits	3.28x	2.74x	1.63x	1.75x	—	(2)	—	(2)

(1)
Ratios for the periods indicated were less than one, as earnings were inadequate to cover fixed charges. The amount of deficiency in earnings to cover fixed charges was $72,000 and $6.5 million for the years ended December 31, 2012 and 2011, respectively, both including and excluding interest on deposits.

(2)
Ratios for the periods indicated were less than one, as earnings were inadequate to cover fixed charges and preferred stock dividends. The amount of deficiency in earnings to cover fixed charges and preferred stock dividends was $6.7 million and $12.8 million for the years ended December 31, 2012 and 2011, respectively, both including and excluding interest on deposits.

DESCRIPTION OF SECURITIES WE MAY OFFER

        This prospectus contains summary descriptions of the common stock, preferred stock, debt securities, warrants, depositary shares, subscription rights, stock purchase contracts, stock purchase units and units that we may offer and sell from time to time. When one or more of these securities are offered in the future, a prospectus supplement will explain the particular terms of the securities and the extent to which these general provisions may apply. These summary descriptions and any summary descriptions in the applicable prospectus supplement do not purport to be complete descriptions of the terms and conditions of each security and are qualified in their entirety by reference to our Restated Certificate of Incorporation, as amended (our "Certificate of Incorporation"), our Bylaws, as amended (our "Bylaws"), the Delaware General Corporation Law and any other documents referenced in such summary descriptions and from which such summary descriptions are derived. If any particular terms of a security described in the applicable prospectus supplement differ from any of the terms described in this prospectus, then the terms described in this prospectus will be deemed superseded by the terms set forth in that prospectus supplement.

        We may issue securities in book-entry form through one or more depositaries, such as The Depository Trust Company, Euroclear or Clearstream, named in the applicable prospectus supplement. Each sale of a security in book-entry form will settle in immediately available funds through the applicable depositary, unless otherwise stated. We will issue the securities in registered form, without coupons, although we may issue the securities in bearer form if so specified in the applicable prospectus supplement. If any securities are to be listed or quoted on a securities exchange or quotation system, the applicable prospectus supplement will say so.

DESCRIPTION OF CAPITAL STOCK

        The following is a summary of the material terms, limitations, voting powers and relative rights of our capital stock as contained in our Certificate of Incorporation, which is incorporated by reference herein. This summary does not purport to be a complete description of the terms and conditions of our capital stock in all respects and is subject to and qualified in its entirety by reference to our Certificate of Incorporation, our Bylaws, the Delaware General Corporation Law and any other documents referenced in the summary descriptions and from which the summary descriptions are derived. Although we believe this summary covers the material terms and provisions of our capital stock set forth in our Certificate of Incorporation, it may not contain all of the information that is important to you.

Authorized Shares of Capital Stock

        We have the authority to issue 60,000,000 shares of common stock, $1.00 par value per share, and 300,000 shares of preferred stock, $1.00 par value per share. As of November 29, 2016, we had 29,554,716 shares of common stock and no shares of preferred stock issued and outstanding.

Common Stock

        Dividend Rights.    Subject to any rights to receive dividends to which the holders of any outstanding preferred stock may be entitled, holders of our common stock are entitled to receive any cash dividends that may be declared by our board of directors. We are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. Subject to these restrictions, the declaration and payment of future dividends to holders of our common stock will be at the discretion of our board of directors and will depend upon our earnings and financial condition, our capital requirements and those of our subsidiaries, regulatory conditions and considerations and other factors as our board of directors may deem relevant.

        Voting Rights.    Each outstanding share of our common stock shall entitle the holder thereof to one vote, and, except as otherwise stated or expressed in a resolution or resolutions adopted by our board of directors providing for the issue of any preferred stock or as otherwise provided by law, the exclusive voting power for all purposes shall be vested in the holders of common stock. The holders of our common stock have no cumulative voting rights.

        Liquidation Rights.    In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Company and the preferential amounts to which the holders of any outstanding preferred stock shall be entitled, the holders of our common stock shall be entitled to share ratably in the remaining assets of the Company. The merger or consolidation of the Company into or with any other corporation, or the merger of any other corporation into it, or a sale of all or substantially all of the assets of the Company, or, any purchase or redemption of shares of stock of the Company of any class, shall not be deemed to be a liquidation, dissolution or winding up of the Company.

        Preemptive Rights.    The holders of our common stock have no preemptive rights.

        Miscellaneous.    Shares of our common stock are not convertible into shares of any other class of capital stock. The issued and outstanding shares of our common stock are fully paid and nonassessable.

Preferred Stock

        General.    We may issue up to 300,000 shares of preferred stock, $1.00 par value per share, from time to time in one or more series. Our board of directors, without further approval of our stockholders, has the authority to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking funds and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of our common stock.

        We will describe the particular terms of any series of preferred stock being offered in the applicable prospectus supplement relating to that series of preferred stock. Those terms may include:

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  the number of shares being offered;

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  the title and liquidation preference per share;

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  the purchase price;

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  the dividend rate or method for determining that rate;

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  the dates on which dividends will be paid;

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  whether dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will begin to accumulate;

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  any applicable redemption or sinking fund provisions;

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  any applicable conversion provisions;

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  whether we have elected to offer depositary shares with respect to that series of preferred stock; and

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  any additional dividend, liquidation and other rights and restrictions applicable to that series of preferred stock.

        The shares of preferred stock will, when issued against full payment of their purchase price, be fully paid and nonassessable.

        Dividend Rights.    If you purchase preferred stock being offered by use of this prospectus and an applicable prospectus supplement, you will be entitled to receive, when, as and if declared by our board of directors, dividends at the rates and on the dates set forth in the prospectus supplement. Dividend rates may be fixed, variable or both. The nature, amount, rates, timing and other details of dividend rights for a series of preferred stock will be described in the applicable prospectus supplement and will be payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of our stock, as described in the applicable prospectus supplement. We are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums.

        Voting Rights.    The voting rights of preferred stock of any series being offered will be described in the applicable prospectus supplement.

        Liquidation Rights.    In the event that we liquidate, dissolve or wind-up our affairs, either voluntarily or involuntarily, holders of our preferred stock will be entitled to receive liquidating distributions in the amount set forth in the applicable prospectus supplement, plus accrued and unpaid dividends, if any, before we make any distribution of assets to the holders of our common stock or any junior preferred stock. If we fail to pay in full all amounts payable with respect to preferred stock being offered by us and any stock having the same rank as that series of preferred stock, the holders of the preferred stock and of that other stock will share in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After the holders of each series of preferred stock and any stock having the same rank as the preferred stock are paid in full, they will have no right or claim to any of our remaining assets. For any series of preferred stock being offered by this prospectus and an applicable prospectus supplement, neither the sale of all or substantially all of our property or business nor a merger or consolidation by us with any other corporation will be considered a dissolution, liquidation or winding-up of our business or affairs.

        Redemption.    The terms, if any, on which shares of a series of preferred stock being offered may be redeemed will be described in the applicable prospectus supplement. The preferred stock of a series may be redeemed in such amount or amounts, and at such time or times, if any, as may be provided in respect of that particular series of preferred stock. Preferred stock may be redeemed by the Company only to the extent legally permissible.

        Conversion Rights.    The applicable prospectus supplement will state the terms, if any, on which shares of a series of preferred stock being offered are convertible into shares of our common stock or another series of our preferred stock.

Series A Junior Participating Preferred Stock

        We have 10,000 shares of preferred stock designated as Series A Junior Participating Preferred Stock $1.00 par value per share, which we refer to as the Series A Preferred Stock, none of which were issued and outstanding as of November 29, 2016. As discussed under the heading "—Antitakeover Provisions—Tax Benefits Plan," we declared a dividend of one right for each share of our common stock in conjunction with the adoption of a stockholders' rights and tax benefits plan, which represented the right to purchase one one-thousandth of a share of Series A Preferred Stock. Pursuant to the terms of the stockholders' rights and tax benefits plan, one right will be issued with each share of common stock issued by the Company, which right will be governed by the stockholders' rights and tax benefits plan.

Anti-Takeover Provisions

        General.    Certain provisions of our Certificate of Incorporation, our Bylaws, the Delaware General Corporation Law and our Tax Benefits Plan (as defined below) may have the effect of impeding the acquisition of control of the Company by means of a tender offer, a proxy fight, open-market purchases or otherwise in a transaction not approved by our board of directors. These provisions may have the effect of discouraging a future takeover attempt which is not approved by our board of directors but which individual stockholders may deem to be in their best interests or in which our stockholders may receive a substantial premium for their shares over then-current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of our current board of directors or management more difficult.

        Certificate of Incorporation; Bylaws.    These provisions of our Certificate of Incorporation and our Bylaws include the following:

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  Our board of directors may issue additional authorized shares of our capital stock to deter future attempts to gain control of the Company, and have the authority to determine the terms of any one or more series of preferred stock, such as voting rights, conversion rates and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, our board has the power, to the extent consistent with its fiduciary duties, to issue a series of preferred stock to persons friendly to management in order to attempt to block a merger or other transaction by which a third party seeks control, and thereby assist the incumbent board of directors and management to retain their respective positions;

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  Our certificate of incorporation provides for the division of our board of directors into three classes of directors of approximately equal size. Our directors are elected for three-year terms. Consequently only one-third of our directors are up for election in any given year. Our classified board, therefore, may make it more difficult for a shareholder to acquire immediate control of the Company and immediately remove the incumbent management through a proxy contest. Because the terms of only approximately one-third of the incumbent directors expire each year, at least two annual elections are required before a majority of our directors can be replaced. In distinction, if we had a non-classified board, a majority of our directors could theoretically be replaced at one annual meeting.

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  Our Certificate of Incorporation does not provide for cumulative voting for any purpose, and our Certificate of Incorporation also provides that any action required or permitted to be taken by stockholders may be taken only at an annual or special meeting and prohibits stockholder action by written consent in lieu of a meeting;

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  Certain transactions with interested stockholders (including any merger or consolidation, the sale, lease or exchange of all of substantially all assets, any issuance or transfer of any voting securities to in exchange for cash, assets or securities) must be approved by at least 75% of the outstanding voting stock, unless approved by not less than a majority of disinterested directors;

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  When evaluating a proposal by another person to make a tender or exchange offer for an equity security, to merge or consolidate with us or to purchase or otherwise acquire all or substantially all of our assets, our Certificate of Incorporation allows the board of directors to consider non-stockholder interests, such as the social and economic effects of the transaction on us and our subsidiaries and the other elements of the communities in which we and our subsidiaries operate or are located; and

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  The amendment of our Certificate of Incorporation must be approved by a majority vote of the board of directors and also by a majority vote of the outstanding shares of our common stock, provided, however, that an affirmative vote of at least 75% of the outstanding voting stock entitled to vote is required to amend or repeal certain provisions of our Certificate of Incorporation, including provisions (a) concerning directors; (b) governing the purchase by the Company of our voting stock, (c) relating to considerations of the board of directions in evaluating acquisition proposals, (d) limiting business combinations with interested stockholders,

    (e) limiting the stockholders' ability to act by written consent, and (f) regarding amendment of the foregoing supermajority provisions of our Certificate of Incorporation. Our Bylaws may be amended only by vote of a majority of the board of directors.

        Tax Benefits Plan.    On September 12, 2012, the Company and the Bank entered into an Amended and Restated Rights Agreement and Tax Benefits Preservation Plan, which the parties subsequently amended on April 3, 2014 and September 2, 2015 (as amended, the "Tax Benefits Plan"). The Tax Benefits Plan replaced the Rights Agreement that we and the Bank entered into on September 17, 2002.

        The purpose of the Tax Benefits Plan is to protect the Company's ability to utilize certain tax assets, including its net operating losses, to offset future income. The Company's use of the tax benefits in the future could be significantly limited if it experiences an "ownership" change for U.S. federal income tax purposes. In general, an "ownership change" will occur if there is a cumulative change in the Company's ownership by so called "5-percent stockholders" (as defined under U.S. income tax laws) that exceeds 50 percentage points over a rolling three-year period.

        The Tax Benefits Plan is designed to reduce the likelihood that the Company will experience an unsolicited ownership change by (a) discouraging any person or group from becoming a "5-percent stockholder" and (b) discouraging any existing "5-percent stockholder" from acquiring more than a specified number of additional shares of Company stock.

        While there is no guarantee that the Tax Benefits Plan will prevent the Company from experiencing an ownership change, it could have the effect of impeding the acquisition of control of the Company by means of a tender offer, a proxy fight, open-market purchases or otherwise in a transaction not approved by our board of directors. For a more complete description of the Tax Benefits Plan and the preferred stock purchase rights granted pursuant thereto, please see the summary contained in our most recent amendment to our Registration Statement on Form 8-A, filed with the SEC on September 4, 2015, which summary is incorporated in this prospectus by reference. See "Incorporation of Certain Information by Reference."

        Delaware Law.    As we have not elected to opt out of the applicability of Section 203 of the Delaware General Corporation Law in our Certificate of Incorporation, we are currently governed by this section of Delaware law. Under Section 203 of the Delaware General Corporation Law, subject to exceptions, we are prohibited from engaging in any business combination with any interested stockholder for a period of three years following the time that the stockholder became an interested stockholder. For this purpose, an "interested stockholder" generally includes current and certain former holders of 15% or more of our outstanding stock. The provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board of directors. These provisions may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

        Banking Laws.    The ability of a third party to acquire the Company is also subject to applicable banking laws and regulations. The BHCA and the regulations thereunder require any "bank holding company" (as defined in the BHCA) to obtain the approval of the Federal Reserve prior to acquiring more than 5% of the outstanding shares of a class of our voting stock. Any person other than a bank holding company is required to obtain prior approval of the Federal Reserve to acquire 10% or more of the outstanding shares of a class of our voting stock under the Change in Bank Control Act of 1978. Federal law also prohibits any person or company from acquiring "control" of an FDIC-insured depository institution or its holding company without prior notice to the appropriate federal bank regulator. "Control" is conclusively presumed to exist upon the acquisition of 25% or more of the outstanding voting securities of a bank or bank holding company, but may arise under certain circumstances between 10% and 24.99% ownership. For purposes of calculating ownership thresholds under these banking regulations, bank regulators would likely at least take the position that the minimum number of shares, and could take the position that the maximum number of shares, of the Company's common stock that a holder is entitled to receive pursuant to securities convertible into or settled in the Company's common stock, including pursuant to the Company's warrants to purchase the Company's common stock held by such holder, must be taken into account in calculating a stockholder's aggregate holdings of the Company's common stock.

DESCRIPTION OF DEBT SECURITIES

General

        The debt securities that we may offer using this prospectus consist of notes, debentures or other evidences of indebtedness. Any debt securities that we offer and sell will be our direct obligations. Debt securities may be issued in one or more series. All debt securities of any one series need not be issued at the same time, and unless otherwise provided, a series of debt securities may be reopened, without the consent of the holders of outstanding debt securities, for issuance of additional debt securities of that series or to establish additional terms of that series of debt securities (with such additional terms applicable only to unissued or additional debt securities of that series). As required by the Trust Indenture Act of 1939, as amended, for all debt securities that are publicly offered, our debt securities will be governed by a document called an indenture. The form of indenture is subject to any amendments or supplements that we may enter into with the trustee(s) setting forth the specific terms and conditions of the debt securities being issued. The indenture is filed as an exhibit to the registration statement of which this prospectus forms a part. The material terms of the indenture are summarized below and we refer you to the indenture for a detailed description of these material terms. Additional or different provisions that are applicable to a particular series of debt securities will, if material, be described in a prospectus supplement relating to the offering of debt securities of that series. These provisions may include, among other things and to the extent applicable, the following:

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  the title of the debt securities, including, as applicable, whether the debt securities will be issued as senior debt securities, senior subordinated debt securities or subordinated debt securities, and any subordination provisions particular to the series of debt securities;

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  any limit on the aggregate principal amount of the debt securities;

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  if other than 100% of the aggregate principal amount, the percentage of the aggregate principal amount at which we will sell the debt securities (i.e., original issuance discount);

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  the date or dates, whether fixed or extendable, on which the principal of the debt securities will be payable;

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  the rate or rates, which may be fixed or variable, at which the debt securities will bear interest, if any, the date or dates from which any such interest will accrue, the interest payment dates on which we will pay any such interest, the basis upon which interest will be calculated if other than that of a 360-day year consisting of twelve 30-day months, and, in the case of registered securities, the record dates for the determination of holders to whom interest is payable;

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  any provisions relating to the issuance of the debt securities of the series at an original issue discount;

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  the place or places where the principal of, and any premium or interest on, the debt securities will be payable and, if applicable, where the debt securities may be surrendered for conversion or exchange;

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  whether we may, at our option, redeem, repurchase or repay the debt securities, and if so, the price or prices at which, the period or periods within which, and the terms and conditions upon which, we may redeem, repurchase or repay the debt securities, in whole or in part, pursuant to any sinking fund or otherwise;

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  if other than 100% of the aggregate principal amount thereof, the portion of the principal amount of the debt securities which will be payable upon declaration of acceleration of the maturity date thereof or provable in bankruptcy, or, if applicable, which is convertible or exchangeable;

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  any obligation we may have to redeem, purchase or repay the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities, and the price or prices at which, the currency in which and the period or periods within which, and the other terms and conditions upon which, the debt securities will be redeemed, purchased or repaid, in whole or in part, pursuant to any such obligation, and any provision for the remarketing of the debt securities;

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  whether the debt securities will be registered securities or unregistered securities or both, and the rights of the holders of the debt securities to exchange unregistered securities for registered securities, or vice-versa, and the circumstances under which any such exchanges, if permitted, may be made;

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  the denominations, which may be in U.S. dollars or in any foreign currency, in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

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  whether the debt securities will be issued in the form of certificated debt securities, and if so, the form of the debt securities (or forms thereof if unregistered and registered securities are issuable in that series), including the legends required by law or as we deem necessary or appropriate, the form of any coupons or temporary global security which may be issued and the forms of any other certificates which may be required under the indenture or which we may require in connection with the offering, sale, delivery or exchange of the debt securities;

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  if other than U.S. dollars, the currency or currencies in which payments of principal, interest and other amounts payable with respect to the debt securities will be denominated, payable, redeemable or repurchasable, as the case may be;

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  whether the debt securities may be issuable in tranches;

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  the obligations, if any, we may have to permit the conversion or exchange of the debt securities into common stock, preferred stock or other capital stock or property, or a combination thereof, and the terms and conditions upon which such conversion or exchange will be effected (including the conversion price or exchange ratio), and any limitations on the ownership or transferability of the securities or property into which the debt securities may be converted or exchanged;

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  any trustees, authenticating or paying agents, transfer agents or registrars or any other agents with respect to the debt securities;

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  if the debt securities do not bear interest, the applicable dates required under the indenture for furnishing information to the trustee regarding the holders of the debt securities;

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  any deletions from, modifications of or additions to (a) the events of default with respect to the debt securities or (b) the rights of the trustee or the holders of the debt securities in connection with events of default;

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  any deletions from, modifications of or additions to the covenants with respect to the debt securities;

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  if the amount of payments of principal of, and make-whole amount, if any, and interest on the debt securities may be determined with reference to an index, the manner in which such amount will be determined;

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  whether the debt securities will be issued in whole or in part in the global form of one or more debt securities and, if so, the depositary for such debt securities, the circumstances under which any such debt security may be exchanged for debt securities registered in the name of, and under which any transfer of debt securities may be registered in the name of, any person other than such depositary or its nominee, and any other provisions regarding such debt securities;

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  whether, under what circumstances and the currency in which, we will pay additional amounts on the debt securities to any holder of the debt securities who is not a U.S. person in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem such debt securities rather than pay such additional amounts (and the terms of any such option);

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  whether the debt securities, in whole or specified parts, will be defeasible, and, if the securities may be defeased, in whole or in specified part, any provisions to permit a pledge of obligations other than certain government obligations to satisfy the requirements of the indenture regarding defeasance of securities and, if other than by resolution of our board of directors, the manner in which any election to defease the debt securities will be evidenced;

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  whether the debt securities will be secured by any property, assets or other collateral and, if so, a general description of the collateral and the terms of any related security, pledge or other agreements;

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  the persons to whom any interest on the debt securities will be payable, if other than the registered holders thereof on the regular record date therefor;

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  the dates on which interest, if any, will be payable and the regular record dates for interest payment dates;

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  any restrictions, conditions or requirements for transfer of the debt securities; and

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  any other material terms or conditions upon which the debt securities will be issued.

        Unless otherwise indicated in the applicable prospectus supplement, we will issue debt securities in fully registered form without coupons and in denominations of $1,000 and in integral multiples of $1,000, and interest will be computed on the basis of a 360-day year of twelve 30-day months. If any interest payment date or the maturity date falls on a day that is not a business day, then the payment will be made on the next business day without additional interest and with the same effect as if it were made on the originally scheduled date.

        Unless otherwise indicated in the applicable prospectus supplement, the trustee will act as paying agent and registrar for the debt securities under the indenture. We may also act as paying agent under the indenture.

        The applicable prospectus supplement will contain a description of U.S. federal income tax consequences relating to the debt securities, to the extent applicable.

Covenants

        The applicable prospectus supplement will describe any covenants, such as restrictive covenants restricting us or any of our subsidiaries from incurring, issuing, assuming or guarantying any indebtedness or restricting us or any of our subsidiaries from paying dividends or acquiring any of our or its capital stock.

Consolidation, Merger and Transfer of Assets

        Unless we indicate otherwise in the applicable prospectus supplement, the indenture will permit a consolidation or merger between us and another entity and/or the sale, conveyance or lease by us of all or substantially all of our property and assets; provided, however, that:

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  we are the surviving or continuing entity, or the resulting or acquiring entity, if other than us, is organized and existing under the laws of a U.S. jurisdiction and assumes, pursuant to a supplemental indenture, all of our responsibilities and liabilities under the indenture, including the payment of all amounts due on the debt securities and performance of the covenants in the indenture;

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  immediately after the transaction, and giving effect to the transaction, no event of default under the indenture exists; and

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  we have delivered to the trustee an officers' certificate stating that the transaction and, if a supplemental indenture is required in connection with the transaction, the supplemental indenture, comply with the indenture and that all conditions precedent to the transaction contained in the indenture have been satisfied.

        If we consolidate or merge with or into any other entity, or sell or lease all or substantially all of our assets in compliance with the terms and conditions of the indenture, the resulting or acquiring entity will be substituted for us in the indenture and the debt securities with the same effect as if it had been an original party to the indenture and the debt securities. As a result, such successor entity may exercise our rights and powers under the indenture and the debt securities, in our name, and, except in the case of a lease, we will be released from all our liabilities and obligations under the indenture and under the debt securities.

        Notwithstanding the foregoing, we may transfer all of our property and assets to another entity if, immediately after giving effect to the transfer, such entity is our wholly owned subsidiary. The term "wholly owned subsidiary" means any subsidiary in which we and/or our other wholly owned subsidiaries own all of the outstanding capital stock.

Modification and Waiver

        Unless we indicate otherwise in the applicable prospectus supplement, under the indenture, some of our rights and obligations and some of the rights of the holders of the debt securities may be modified or amended with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities affected by the modification or amendment. However, the following modifications and amendments will not be effective against any holder without its consent:

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  a change in the stated maturity date of any payment of principal or interest;

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  a reduction in the principal amount of, or interest on, any debt securities;

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  an alteration or impairment of any right to convert at the rate or upon the terms provided in the indenture;

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  a change in the currency in which any payment on the debt securities is payable;

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  an impairment of a holder's right to sue us for the enforcement of payments due on the debt securities; or

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  a reduction in the percentage of outstanding debt securities required to consent to a modification or amendment of the indenture or required to consent to a waiver of compliance with certain provisions of the indenture or certain defaults under the indenture.

        Under the indenture, the holders of not less than a majority in aggregate principal amount of the outstanding debt securities may, on behalf of all holders of the debt securities:

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  waive compliance by us with certain restrictive provisions of the indenture; and

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  waive any past default under the indenture in accordance with the applicable provisions of the indenture, except a default in the payment of the principal of, or interest on, any series of debt securities.

Events of Default

        Unless we indicate otherwise in the applicable prospectus supplement, "event of default" under the indenture will mean, with respect to any series of debt securities, any of the following:

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  default in the payment of any interest upon any security of such series as and when it becomes due and payable, and continuance of such default for a period of 30 days;

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  default in the payment of the principal of the securities of such series as and when it becomes due and payable either at maturity, upon redemption (for any sinking fund payment or otherwise), by declaration or otherwise;

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  our failure to observe or perform any of our other covenants or agreements in the securities of such series, or in the Indenture and relating to such series, for a period of 90 days after the date on which written notice specifying such failure and requiring us to remedy the failure and stating that such notice is a "Notice of Default" shall have been given to us in accordance with the indenture by the trustee for the securities of such series, or to us and the trustee by the holders of not less than 25% in aggregate principal amount at maturity of the securities of such series then outstanding;

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  if we make an assignment for the benefit of creditors, or file a petition in bankruptcy; or we are adjudicated insolvent or bankrupt, or petition or apply to any court having jurisdiction for the appointment of a receiver, trustee, liquidator or sequestrator of, or for, us or any substantial portion of our property; or we commence any proceeding relating to us or any substantial portion of our property under any insolvency, reorganization, arrangement or readjustment of debt, dissolution, winding-up, adjustment, composition or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, which we refer to as a "proceeding"; or if there is commenced against us any proceeding and an order approving the petition is entered, or such proceeding remains undischarged or unstayed for a period of 90 days; or a receiver, trustee, liquidator or sequestrator of, or for, us or any substantial portion of our property is appointed and is not discharged within a period of 90 days; or we by any act indicate consent to or approval of or acquiescence in any proceeding or the appointment of a receiver, trustee, liquidator or sequestrator of, or for, us or any substantial portion of our property; provided that a resolution or order for our winding-up with a view to our consolidation, amalgamation or merger with another entity or the transfer of our assets as a whole, or substantially as a whole, to such other entity as permitted by the indenture does not make these rights and remedies enforceable if such entity, as a part of such consolidation, amalgamation, merger or transfer, and within 90 days from the passing of the resolution or the date of the order, complies with the conditions described under "Consolidation, Merger and Transfer of Assets;" or

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  any other event of default provided in the supplemental indenture or board resolution under which such series of securities is issued or in the form of Security for such Series.

        Unless we indicate otherwise in the applicable prospectus supplement, if an event of default occurs and continues, the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of such series may declare the entire principal of all the debt securities to be due and payable immediately, except that, if the event of default described in the fourth bullet point above occurs, the entire principal of all of the debt securities of such series will become due and payable immediately without any act on the part of the trustee or holders of the debt securities. If such a declaration occurs, the holders of a majority of the aggregate principal amount of the outstanding debt securities of such series can, subject to conditions, rescind the declaration.

        The indenture requires us to furnish to the trustee, not less often than annually, a certificate from our principal executive officer, principal financial officer or principal accounting officer, as the case may be, as to such officer's knowledge of our compliance with all conditions and covenants under the indenture. The trustee may withhold notice to the holders of debt securities of any default, except defaults in the payment of principal of, or interest on, any debt securities if the trustee in good faith determines that the withholding of notice is in the interests of the holders. For purposes of this paragraph, "default" means any event which is, or after notice or lapse of time or both would become, an event of default under the indenture.

        The trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders of debt securities, unless the holders offer the trustee satisfactory security or indemnity. If satisfactory security or indemnity is provided, then, subject to other rights of the trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities may direct the time, method and place of:

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  conducting any proceeding for any remedy available to the trustee; or

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  exercising any trust or power conferred upon the trustee.

        The holder of a debt security will have the right to begin any proceeding with respect to the indenture or for any remedy only if:

  •
  the holder has previously given the trustee written notice of a continuing event of default;

  •
  the holders of not less than a majority in aggregate principal amount of the outstanding debt securities have made a written request of, and offered the required security or indemnity to, the trustee to begin such proceeding;

  •
  the trustee has not started such proceeding within 60 days after receiving the request and offer of security or indemnity; and

  •
  no direction inconsistent with such written request has been given to the trustee under the indenture.

        However, the holder of any debt security will have an absolute right to receive payment of principal of, and interest on, the debt security when due and to institute suit to enforce payment.

Satisfaction and Discharge; Defeasance

        Satisfaction and Discharge of Indenture.    Unless otherwise indicated in the applicable prospectus supplement, if at any time,

  •
  we have paid the principal of and interest on all the debt securities of any series, except for debt securities which have been destroyed, lost or stolen and which have been replaced or paid in accordance with the indenture, as and when the same has become due and payable;

  •
  we have delivered to the trustee for cancellation all debt securities of any series theretofore authenticated, except for debt securities of such series which have been destroyed, lost or stolen and which have been replaced or paid as provided in the indenture; or

  •
  all the debt securities of such series not theretofore delivered to the trustee for cancellation have become due and payable, or are by their terms are to become due and payable within one year or are to be called for redemption within one year, and we have irrevocably deposited with the trustee, in trust, sufficient money or government obligations, or a combination thereof, to pay the principal, any interest and any other sums due on the debt securities, on the dates the payments are due or become due under the indenture and the terms of the debt securities;

then the indenture shall cease to be of further effect with respect to the debt securities of such series, except for (a) rights of registration of transfer and exchange, and our right of optional redemption, (b) substitution of mutilated, defaced, destroyed, lost or stolen debt securities, (c) rights of holders to receive payments of principal thereof and interest thereon upon the original stated due dates therefor (but not upon acceleration) and remaining rights of the holders to receive mandatory sinking fund payments, if any, (d) the rights, powers, trusts, duties and immunities of the trustee under the indenture and our obligations in connection therewith, and (e) the rights of the holders of such series of debt securities as beneficiaries thereof with respect to the property so deposited with the trustee payable to all or any of them.

        Defeasance and Covenant Defeasance.    Unless otherwise indicated in the applicable prospectus supplement, we may elect with respect to any debt securities of any series:

  •
  to defease and be discharged from all of our obligations with respect to such debt securities ("defeasance"), with certain exceptions described below; or

  •
  to be released from our obligations with respect to such debt securities under such covenants as may be specified in the applicable prospectus supplement, and any omission to comply with those obligations will not constitute a default or an event of default with respect to such debt securities ("covenant defeasance").

        We must comply with the following conditions before the defeasance or covenant defeasance can be effected:

  •
  we must irrevocably deposit with the indenture trustee or other qualifying trustee, trust funds in trust solely for the benefit of the holders of such debt securities, sufficient money or government obligations, or a combination thereof, to pay the principal, any interest and any other sums on the due dates for those payments;

  •
  we must deliver to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance, as the case may be, to be effected with respect to such debt securities and will be subject to federal income tax on the same amount, in the same manner and at the same times as would be the case if such defeasance or covenant defeasance, as the case may be, had not occurred; and

  •
  we must deliver to the trustee an officers' certificate and opinion of counsel stating that all conditions precedent relating to such defeasance or covenant defeasance, as the case may be, have been complied with.

        In connection with defeasance, any irrevocable trust agreement contemplated by the indenture must include, among other things, provision for (a) payment of the principal of and interest on such debt securities, if any, appertaining thereto when due (by redemption, sinking fund payments or otherwise), (b) the payment of the expenses of the trustee incurred or to be incurred in connection with carrying out such trust provisions, (c) rights of registration, transfer, substitution and exchange of such debt securities in accordance with the terms stated in the indenture, and (d) the rights, powers, trusts, duties and immunities of the trustee under the indenture and our obligations in connection therewith as stated in the indenture.

        The accompanying prospectus supplement may further describe any provisions permitting or restricting defeasance or covenant defeasance with respect to the debt securities of a particular series.

Global Securities

        Unless otherwise indicated in the applicable prospectus supplement, each debt security offered by this prospectus will be issued in the form of one or more global debt securities representing all or part of that series of debt securities. This means that we will not issue certificates for that series of debt securities to the holders. Instead, a global debt security representing that series will be deposited with, or on behalf of, a securities depositary and registered in the name of the depositary or a nominee of the depositary. Any such depositary must be a clearing agency registered under the Exchange Act. We will describe the specific terms of the depositary arrangement with respect to a series of debt securities to be represented by a global security in the applicable prospectus supplement.

Notices

        We will give notices to holders of the debt securities by mail at the addresses listed in the security register or, with respect to global securities, in accordance with the rules, polices and procedures of the applicable securities depositary.

Governing Law

        The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York, except to the extent the Trust Indenture Act of 1939 is applicable.

Regarding the Trustee

        General.    From time to time, we may maintain deposit accounts and conduct other banking transactions with the trustee to be appointed under the indenture or its affiliates in the ordinary course of business.

        Resignation or Removal of Trustee.    If the trustee has or acquires a conflicting interest within the meaning of the Trust Indenture Act, the trustee must either eliminate its conflicting interest or resign, to the extent and in the manner provided by, and subject to the provisions of, the Trust Indenture Act and the indenture. Any resignation will require the appointment of a successor trustee under the indenture in accordance with the terms and conditions of the indenture.

        The trustee may resign or be removed by us with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to any such series. The holders of a majority in aggregate principal amount of the debt securities of any series may remove the trustee with respect to the debt securities of such series.

        Annual Trustee Report to Holders of Debt Securities.    The trustee will be required to submit certain reports to the holders of the debt securities regarding, among other things, the trustee's eligibility to serve as such, the priority of the trustee's claims regarding advances made by it, and any action taken by the trustee materially affecting the debt securities.

        Certificates and Opinions to Be Furnished to Trustee.    The indenture provides that, in addition to other certificates or opinions specifically required by other provisions of the indenture, every application by us for action by the trustee must be accompanied by a certificate from one or more of our officers and an opinion of counsel (who may be our counsel) stating that, in the opinion of the signers, all conditions precedent to such action have been complied with by us.

DESCRIPTION OF WARRANTS

        We may issue warrants for the purchase of debt securities, preferred stock, common stock, other securities of the Company or any combination of the foregoing. Warrants may be issued alone or together with securities offered by any prospectus supplement and may be attached to, or separate from, those securities. The particular terms of any warrants will be described more specifically in the prospectus supplement relating to such warrants.

        The prospectus supplement relating to any warrants we are offering will include specific terms relating to the offering. We will file the form of any warrant agreement with the SEC, and you should read the warrant agreement for provisions that may be important to you. The prospectus supplement will include some or all of the following information:

  •
  the title and specific designation of the warrants;

  •
  the aggregate number of warrants offered;

  •
  the amount of warrants outstanding, if any;

  •
  the designation, number and terms of the securities purchasable upon exercise of the warrants, and procedures that will result in the adjustment of those numbers;

  •
  the exercise price or prices of the warrants;

  •
  the dates or periods during which the warrants are exercisable;

  •
  the designation and terms of any securities with which the warrants are issued;

  •
  if the warrants are issued as a unit with another security, the date, if any, on and after which the warrants and the other security will be separately transferable;

  •
  if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

  •
  any minimum or maximum amount of warrants that may be exercised at any one time;

  •
  the anti-dilution, redemption or call provisions of the warrants, if any;

  •
  if applicable, the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

  •
  any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants; and

  •
  any other material terms of the warrants.

        Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding-up, or to exercise voting rights, if any.

DESCRIPTION OF DEPOSITARY SHARES

        This following is a summary of the general terms of the deposit agreement to govern any depositary shares we may offer representing fractional interests in shares of our preferred stock, the depositary shares themselves and the related depositary receipts. A copy of the deposit agreement and form of depositary receipt relating to any depositary shares we issue will be filed with the SEC as an exhibit to the registration statement of which this prospectus is a part or as an exhibit to a filing incorporated by reference in the registration statement. The specific terms of any depositary shares we may offer will be described in the applicable prospectus supplement. If so described in the applicable prospectus supplement, the terms of that series of depositary shares may differ from the general description of terms presented below.

General

        We may offer fractional interests in shares of our preferred stock, rather than full shares of preferred stock, most likely in the event that our then authorized but yet undesignated shares of preferred stock is not sufficient to offer full shares of preferred stock. If we do, we will provide for the issuance by a depositary to the public of receipts for depositary shares, each of which will represent a fractional interest in a share of a particular series of preferred stock.

        The shares of any series of preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company having its principal office in the U.S. and having a combined capital and surplus of such amount as may be set forth in the applicable prospectus supplement, which we refer to in this section as the depositary. We will name the depositary in the applicable prospectus supplement. Subject to the terms of the deposit agreement, each owner of a depositary share will have a fractional interest in all the rights and preferences of the preferred stock underlying the depositary share. Those rights include any dividend, voting, redemption, conversion and liquidation rights.

        The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. If you purchase fractional interests in shares of the related series of preferred stock, you will receive depositary receipts as described in the applicable prospectus supplement.

        Unless we specify otherwise in the applicable prospectus supplement, you will not be entitled to receive the whole shares of preferred stock underlying the depositary shares.

Dividend Rights

        The depositary will distribute all cash dividends or other cash distributions in respect of the preferred stock underlying the depositary shares to each record holder of depositary shares based on the number of the depositary shares owned by that holder on the relevant record date. The depositary will distribute only that amount which can be distributed without attributing to any holder of depositary shares a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary shares.

        If there is a distribution other than in cash, the depositary will distribute property to the entitled record holders of depositary shares, unless the depositary determines that it is not feasible to make that distribution. In that case the depositary may, with our approval, adopt the method it deems equitable and practicable for making that distribution, including any sale of property and distribution of the net proceeds from this sale to the applicable holders.

        The deposit agreement will also contain provisions relating to how any subscription or similar rights offered by us to holders of the preferred stock will be made available to the holders of depositary shares.

Voting Rights

        When the depositary receives notice of any meeting at which the holders of the preferred stock may vote, the depositary will mail information about the meeting contained in the notice, and any accompanying proxy materials, to the record holders of the depositary shares relating to the preferred stock. Each record holder of such depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to how the preferred stock underlying the holder's depositary shares should be voted.

Conversion or Exchange Rights

        If any series of preferred stock underlying the depositary shares is subject to conversion or exchange, the applicable prospectus supplement will describe the rights or obligations of each record holder of depositary receipts to convert or exchange the depositary shares.

Redemption

        If the series of the preferred stock underlying the depositary shares is subject to redemption, all or a part of the depositary shares will be redeemed from the redemption proceeds of that series of the preferred stock held by the depositary. The redemption price per depositary share will bear the same relationship to the redemption price per share of preferred stock that the depositary share bears to the underlying preferred stock. Whenever we redeem preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as determined by the depositary.

        After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders will cease, except the right to receive money or other property that the holders of the depositary shares were entitled to receive upon the redemption. Payments will be made when holders surrender their depositary receipts to the depositary.

Taxation

        Owners of depositary shares will be treated for U.S. federal income tax purposes as if they were owners of the preferred stock represented by the depositary shares. If necessary, the applicable prospectus supplement will provide a description of U.S. federal income tax consequences relating to the purchase and ownership of the depositary shares and the preferred stock represented by the depositary shares.

Amendment and Termination of the Deposit Agreement

        The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between us and the depositary at any time. However, certain amendments as specified in the applicable prospectus supplement will not be effective unless approved by the record holders of at least a majority of the depositary shares then-outstanding. A deposit agreement may be terminated by us or the depositary only if:

  •
  all outstanding depositary shares relating to the deposit agreement have been redeemed; or

  •
  there has been a final distribution on the preferred stock of the relevant series in connection with our liquidation, dissolution or winding up of our business and the distribution has been distributed to the holders of the related depositary shares.

Charges of Depositary

        We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay associated charges of the depositary for the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges and any other charges that are stated to be their responsibility in the deposit agreement.

Resignation and Removal of Depositary

        The depositary may resign at any time by delivering notice to us. We may also remove the depositary at any time. Resignations or removals will take effect when a successor depositary is appointed and it accepts the appointment.

DESCRIPTION OF SUBSCRIPTION RIGHTS

        This following is a summary of the general terms of the subscription rights to purchase common stock or other securities that we may offer to stockholders using this prospectus.

        Subscription rights may be issued independently or together with any other security and may or may not be transferable. As part of any subscription rights offering, we may enter into a standby underwriting or other arrangement under which the underwriters or any other person would purchase any securities that are not purchased in such subscription rights offering. If we issue subscription rights, they will be governed by a separate subscription agent agreement that we will sign with a bank or trust company, as rights agent, that will be named in the applicable prospectus supplement. The rights agent will act solely as our agent and will not assume any obligation to any holders of subscription rights certificates or beneficial owners of subscription rights.

        The prospectus supplement relating to any subscription rights we offer will describe the specific terms of the offering and the subscription rights, including the record date for stockholders entitled to the subscription rights distribution, the number of subscription rights issued and the number of shares of common stock or other securities that may be purchased upon exercise of the subscription rights, the exercise price of the subscription rights, the date on which the subscription rights will become effective and the date on which the subscription rights will expire, and any material U.S. federal income tax considerations.

        In general, a subscription right entitles the holder to purchase for cash a specific number of shares of common stock or other securities at a specified exercise price. The rights are normally issued to stockholders as of a specific record date, may be exercised only for a limited period of time and become void following the expiration of such period. If we determine to issue subscription rights, we will accompany this prospectus with a prospectus supplement that will describe, among other things:

  •
  the record date for stockholders entitled to receive the subscription rights;

  •
  the number of shares of common stock or other securities that may be purchased upon exercise of each subscription right;

  •
  the exercise price of the subscription rights;

  •
  whether the subscription rights are transferable;

  •
  the period during which the subscription rights may be exercised and when they will expire;

  •
  the steps required to exercise the subscription rights;

  •
  whether the subscription rights include "oversubscription rights" so that the holder may purchase more securities if other holders do not purchase their full allotments; and

  •
  whether we intend to sell the shares of common stock or other securities that are not purchased in the rights offering to an underwriter or other purchaser under a contractual "standby" commitment or other arrangement.

        If fewer than all of the subscription rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement. After the close of business on the expiration date of a subscription rights offering, all unexercised subscription rights will become void.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

        We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of our common stock or preferred stock at a future date or dates, which we refer to in this prospectus as "Stock Purchase Contracts." The price per share, and number of shares, of our common stock or preferred stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as a part of units consisting of a Stock Purchase Contract and our debt securities or debt obligations of third parties, including Treasury securities, securing the holders' obligations to purchase the shares of our common stock under the Stock Purchase Contracts, which we refer to in this prospectus as "Stock Purchase Units." The Stock Purchase Contracts may require holders to secure their obligations thereunder in a specified manner. The Stock Purchase Contracts also may require us to make periodic payments to the holders of the Stock Purchase Units or vice-versa and such payments may be unsecured or prefunded on some basis.

        The applicable prospectus supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the Stock Purchase Contracts, and, if applicable, collateral or depositary arrangements, relating to the Stock Purchase Contracts or Stock Purchase Units. Material U.S. federal income tax considerations applicable to the Stock Purchase Units and the Stock Purchase Contracts will also be discussed in the applicable prospectus supplement.

DESCRIPTION OF UNITS

        As specified in the applicable prospectus supplement, we may issue units consisting of one or more debt securities, shares of common stock, shares of preferred stock, depositary shares, warrants or other securities, or any combination of such securities, including guarantees of any securities.

        A prospectus supplement and any other offering materials relating to any units issued under the registration statement containing this prospectus will specify the terms of the units, including:

  •
  the terms of the units and of any of the debt securities, common stock, preferred stock, depositary shares, warrants and guarantees comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

  •
  a description of the terms of any unit agreement governing the units; and

  •
  a description of the provisions for the payment, settlement, transfer or exchange of the units.

PLAN OF DISTRIBUTION

        We may sell the securities covered by this prospectus from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices at the time of sale, at negotiated prices or at fixed prices, which may change from time to time. We may sell the securities directly to one or more purchasers, through agents, to dealers, through underwriters, brokers or dealers, or through a combination of any of these sales methods or through any other method permitted by law (including in "at the market" equity offerings as defined in Rule 415 of the Securities Act). We reserve the right to accept or reject, in whole or in part, any proposed purchase of securities, whether the purchase is to be made directly or through agents.

        Each time that we use this prospectus to sell our securities, we will also provide a prospectus supplement, if required, that contains the specific terms of the offering, including:

  •
  the name or names of the underwriters, dealers or agents, if any, and the types and amounts of securities underwritten or purchased by each of them;

  •
  the public offering price of the securities and the proceeds we will receive from the sale;

  •
  any over-allotment options under which underwriters may purchase additional securities from us;

  •
  any agency fees or underwriting discounts or other items constituting agents' or underwriters' compensation;

  •
  any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

  •
  any securities exchange or market on which the securities may be listed.

        Only underwriters that we have named in a prospectus supplement will be underwriters of the securities offered by that prospectus supplement.

        If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement, other than securities covered by any over-allotment option. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

        We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

        We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the applicable prospectus supplement.

        We may provide agents and underwriters with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

        All securities we may offer, other than common stock or other outstanding securities, will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

        Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Syndicate-covering or other short-covering transactions involve purchases of the securities, either through exercise of the over-allotment option or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

        Under the securities laws of some states, to the extent applicable, the securities may be sold in such states only through registered or licensed brokers or dealers. In addition, if our common stock is no longer listed on the NASDAQ Global Select Market or another national securities exchange, in some states the securities may not be sold unless such securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

LEGAL MATTERS

        Certain legal matters in connection with any offering of securities made by this prospectus will be passed upon for us by our counsel Barack Ferrazzano Kirschbaum & Nagelberg LLP of Chicago, Illinois. If the securities are being distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the related prospectus supplement.

EXPERTS

        The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2015, and the effectiveness of our internal controls over financial reporting as of December 31, 2015, have been so incorporated in reliance on the report of Plante & Moran PLLC, independent registered public accounting firm, given on their authority as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Exchange Act and file with the SEC proxy statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as required of a U.S. listed company. You may read and copy any document we file at the SEC's public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's web site at www.sec.gov or on our website at www.oldsecond.com. However, other than our available SEC filings, the information on, or that can be accessible through, our website does not constitute a part of, and is not incorporated by reference in, this prospectus. Written requests for copies of the documents we file with the SEC should be directed to Old Second Bancorp, Inc., 37 South River Street, Aurora, Illinois 60507, Attention: Corporate Secretary, telephone: (630) 892-0202.

        This prospectus is part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act. As permitted by the SEC, this prospectus does not contain all the information in the registration statement filed with the SEC. For a more complete understanding of this offering, you should refer to the complete registration statement, including exhibits, on Form S-3 that may be obtained as described above. Statements contained in this prospectus about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement, you should read the exhibit for a more complete understanding of the contract or other document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual contract or other document.

 INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to incorporate by reference the information that we file with it into this prospectus, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus. We incorporate by reference the following documents and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering, as well as any filings after the date of the registration statement of which this prospectus forms a part and prior to the effectiveness of such registration statement, but excluding, in each case, information "furnished" rather than "filed" and information that is modified or superseded by subsequently filed documents prior to the termination of this offering:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 11, 2016;

  •
  our Quarterly Reports on Form 10-Q and Form 10-Q/A, filed with the SEC on May 6, 2016, August 8, 2016, November 8, 2016 and November 15, 2016;

  •
  our Current Reports on Form 8-K filed on January 4, 2016, April 1, 2016, April 20, 2016, May 18, 2016, July 1, 2016, July 20, 2016, October 3, 2016, October 19, 2016 and October 31, 2016; and

  •
  the description of our common stock included in our Registration Statement on Form S-1 (SEC File No. 333-193424) filed with the SEC on January 17, 2014, as amended February 27, 2014, March 26, 2014 and April 1, 2014 and all amendments or reports filed for the purpose of updating such description and the description of preferred share purchase rights included in our most recent amendment to our Registration Statement on Form 8-A filed with the SEC on September 4, 2015 (SEC File No. 0-10537).

        We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus and a copy of any or all other contracts or documents which are referred to in this prospectus. Requests should be directed to:

Old Second Bancorp, Inc.
Attention: Corporate Secretary
37 South River Street
Aurora, Illinois 60507
Telephone number: (630) 892-0202

$

            % Fixed-to-Floating Rate Senior Notes due                , 2026

PROSPECTUS SUPPLEMENT

                      , 2016

Sole Book-Running Manager

Keefe, Bruyette & Woods
                                                  A Stifel Company